Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

RITCHIE BROS. AUCTIONEERS INCORPORATED,

RITCHIE BROS. HOLDINGS INC.,

LEGO MERGER SUB, INC.,

SMARTEQUIP, INC.,

THE KEY SECURITYHOLDERS,

THE ROLLOVER MEMBERS,

AND

FORTIS ADVISORS LLC
AS REPRESENTATIVE OF THE COMPANY securityholderS

SEPTEMBER 24, 2021

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2

1.1	Definitions	2

1.2	Interpretation	13

ARTICLE II	THE MERGER	13

2.1	The Merger	13

2.2	Effective Time	13

2.3	Effect of the Merger	14

2.4	Certificate of Incorporation; Bylaws	14

2.5	Directors and Officers	14

2.6	Employment Agreements	14

ARTICLE III	MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES	15

3.1	Calculation and Payment of the Merger Consideration	15

3.2	Effect of Merger on the Capital Stock of the Company	17

3.3	Options and Warrants; Securityholder Notes	19

3.4	Post-Closing Adjustments	21

3.5	Effect of Merger on the Capital Stock of the Surviving Corporation	23

3.6	Appraisal Rights	24

3.7	Withholding Rights	24

3.8	Unclaimed Funds	24

3.9	Expense Fund	25

3.10	Consideration Shares	25

3.11	R&W Insurance Policy	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26

4.1	Organization, Qualification, Power and Authority	26

4.2	Authorization; Enforceability	27

4.3	Capitalization; Subsidiaries	27

4.4	Noncontravention	28

4.5	Brokers’ Fees	28

4.6	Financial Statements	28

4.7	Subsequent Events	29

4.8	Legal Compliance	30

4.9	Tax Matters	30

4.10	Real Property	32

4.11	Personal Property	33

4.12	Intellectual Property	33

4.13	Contracts	36

4.14	Litigation	37

4.15	Employee Benefits	38

4.16	Environmental Matters	40

4.17	Licenses and Permits	40

4.18	Employment; Labor Matters	40

4.19	Insurance Policies	41

4.20	Books and Records	41

4.21	Interested Party Transactions	41

4.22	Customers; Suppliers	41

4.23	Privacy and Information Security	42

4.24	PPP Loan	42

4.25	Export and Economic Sanctions Law Compliance	42

4.26	Anti-Corruption Laws	43

4.27	CFIUS	43

4.28	Exclusivity of Representations	43

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT, PARENT AND MERGER SUB	44

5.1	Organization of Ultimate Parent, Parent and Merger Sub	44

5.2	Ownership of Merger Sub; No Prior Activities	44

5.3	Authorization; Enforceability	44

5.4	Noncontravention	44

5.5	Brokers’ Fees	45

5.6	Litigation	45

5.7	Financing	45

5.8	Consideration Shares	45

5.9	SEC Reports; Financial Statements	46

5.10	Material Changes	46

5.11	Independent Investigation	46

5.12	No Other Representations and Warranties	47

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE ROLLOVER MEMBERS	48

6.1	Accredited Investor	48

6.2	Investment Purposes Only	48

6.3	Access to Information	48

6.4	Restricted Securities	49

6.5	Legend	49

6.6	Residency	49

ARTICLE VII	PRE-CLOSING COVENANTS	50

7.1	Covenants of the Company	50

7.2	Covenants of Ultimate Parent and Parent	54

7.3	Mutual Covenants	54

ARTICLE VIII	CONDITIONS PRECEDENT TO THE CLOSING	56

8.1	Conditions Precedent to Each Party’s Obligations	56

8.2	Conditions Precedent to Obligations of Ultimate Parent, Parent and Merger Sub	57

8.3	Conditions Precedent to Obligations of the Company	58

8.4	Frustration of Closing Conditions	58

ARTICLE IX	CLOSING	59

9.1	Deliveries by the Company	59

9.2	Deliveries by Ultimate Parent, Parent and Merger Sub	60

ARTICLE X	POST CLOSING COVENANTS	60

10.1	Tax Covenants	60

10.2	Further Assurances	64

10.3	Director and Officer Liability and Indemnification	64

10.4	Employee Matters	65

10.5	R&W Insurance Policy	65

10.6	Information and Reports	66

10.7	Protective Covenants	66

10.8	Confidentiality	68

10.9	Publicity	69

10.10	Accrued Bonuses	70

ARTICLE XI	INDEMNIFICATION	70

11.1	Survival of the Company’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations	70

11.2	Survival of Ultimate Parent’s, Parent’s and Merger Sub’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations	70

11.3	Indemnification by the Company Securityholders	71

11.4	Indemnification by Parent	71

11.5	Indemnification Procedure for Third-Party Claims	72

11.6	Indemnification Procedure for Direct Claims	73

11.7	Calculation of Losses	74

11.8	Limitation on Indemnities	75

11.9	Exclusive Remedy	76

11.10	R&W Insurance Policy	76

11.11	Distribution of Indemnification Escrow Fund	76

ARTICLE XII	TERMINATION	77

12.1	Termination of Agreement	77

12.2	Effect of Termination	77

ARTICLE XIII	MISCELLANEOUS	78

13.1	Expenses	78

13.2	No Third-Party Beneficiaries	78

13.3	Entire Agreement	78

13.4	Succession and Assignment	78

13.5	Counterparts	78

13.6	Headings	78

13.7	Notices	79

13.8	Governing Law	80

13.9	Consent to Jurisdiction and Service of Process	80

13.10	Waiver of Jury Trial	80

13.11	Amendments and Waivers	80

13.12	Severability	81

13.13	Construction; Disclosure	81

13.14	Incorporation of Exhibits and Schedules	81

13.15	Specific Performance	81

13.16	Company Securityholder Representative	82

13.17	Waiver of Conflicts; Privilege	84

v

EXHIBITS

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Paying Agent Agreement

Exhibit C – R&W Insurance Policy Binder

Exhibit D – Accounting Principles

Exhibit E – Illustrative Target Working Capital

Exhibit F – Form of Letter of Transmittal

Exhibit G – Form of Employment Agreement

Exhibit H – Form of Written Consent

Exhibit I – Form of Stock Power

Exhibit J – Form of Warrant Amendment

* Exhibits and Schedule have been omitted pursuant to Item 601(a)(5) of Regulation S-K

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 24, 2021 by and among (i) Ritchie Bros. Auctioneers Incorporated, a Canadian corporation (“Ultimate Parent”), (ii) Ritchie Bros. Holdings Inc., a Washington corporation and subsidiary of Ultimate Parent (“Parent”), (iii) Lego Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iv) SmartEquip, Inc., a Delaware corporation (the “Company”), (iii) Bryan Rich, Alexander Schuessler, Fernando Pinera, Theresa Jones and Ron Piccolo (each, a “Key Securityholder” and collectively, the “Key Securityholders”), (v) Bryan Rich, Alexander Schuessler and Fernando Pinera (each, a “Rollover Member” and collectively, the “Rollover Members”), and (vi) Fortis Advisors LLC, a Delaware limited liability company (the “Securityholder Representative”), on behalf of the Company Securityholders.

RECITALS

WHEREAS, the Board of Directors of each of Ultimate Parent, Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of each of Ultimate Parent, Parent and the Company has determined that this Agreement and the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Common Shares (as hereafter defined) and certain outstanding Options (as hereafter defined) and Warrants (as hereafter defined) shall be converted into the right to receive the Merger Consideration (as hereafter defined) as provided herein;

WHEREAS, as a condition to, and in connection with, the execution of this Agreement, certain of the Company Securityholders have entered into a Securityholders’ Representative Agreement (the “Securityholder Representative Agreement”) with the Securityholder Representative (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”); and

WHEREAS, to induce the other parties hereto to enter into this Agreement and consummate the transactions contemplated hereby, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Accounting Firm” has the meaning set forth in Section 3.4(b) below.

“Accounting Principles” means the principles, practices, procedures and methodologies described on Exhibit D.

“Acquisition Engagement” has the meaning set forth in Section 13.17(a) below.

“Adjustment Escrow Amount” has the meaning set forth in Section 3.1(c)(ii) below.

“Adjustment Escrow Funds” has the meaning set forth in Section 3.1(c)(ii) below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph above.

“Book-Entry Shares” has the meaning set forth in Section 3.2(c) below.

“Books and Records” has the meaning set forth in Section 4.20 below.

“Business” means the business of providing (i) a web-based parts procurement platform and a procurement-focused integrated inspection app for the construction equipment industry, (ii) eCommerce websites or eCommerce functionality to parts manufacturers, distributors and dealers to support their direct sale of parts to the construction equipment industry, and (iii) a web-based interactive parts and schematics catalogue for the use of online parts procurement and eCommerce to the construction equipment industry.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as signed into law by the President of the United States on March 27, 2020, and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Cash on Hand” means all cash and cash equivalents (including certificates of deposit) of the Company, as determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and draft checks of the Company and shall include checks and wire transfers and drafts deposited or available for deposit for the account of the Company but not yet posted.

“Certificate of Merger” has the meaning set forth in Section 2.2 below.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” has the meaning set forth in Section 2.2 below.

“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time, as determined in accordance with the Accounting Principals (including a set off against Indebtedness in the Amount of Cash on Hand as of the Effective Time).

“Closing Working Capital” means, as of the Effective Time, an amount equal to Current Assets minus Current Liabilities, as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Per Share Merger Consideration” means an amount equal to the quotient of (x) the Common Stock Merger Consideration, divided by (y) the sum of (i) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time, (ii) the total number of shares of Common Stock that would be issued assuming the exercise of all outstanding Options (other than Out of the Money Options), assuming such exercise immediately prior to the Effective Time, and (iii) the total number of shares of Common Stock that would be issued assuming the exercise of all outstanding Warrants (other than Out of the Money Warrants), assuming such exercise immediately prior to the Effective Time.

“Common Shares” means each share of Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Common Stock Merger Consideration” means an amount equal to (i) the Merger Consideration, plus (ii) the Option Benefit Amount, plus (iii) the Warrant Benefit Amount.

“Company” has the meaning set forth in the introductory paragraph above.

“Company IP” means any Intellectual Property owned by or licensed by the Company.

“Company Parties” has the meaning set forth in Section 13.17(a) below.

“Company Securityholder Indemnified Party” has the meaning set forth in Section 11.4 below.

“Company Securityholders” means the holders of all issued and outstanding Common Shares, Options and Warrants immediately prior to the Effective Time.

“Company Stockholders” means the holders of all issued and outstanding Common Shares immediately prior to the Effective Time.

“Company Systems” means any and all information technology systems or components used by or on behalf of the Company, including hardware, Software, and networking or communications systems or equipment.

“Company Transaction Expenses” means (A) the amount of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments; (B) the amount of any transaction costs of the Company with respect to the transactions contemplated hereby (for the avoidance of doubt, excluding any fees and expenses incurred by or on behalf of Merger Sub in connection with the transactions contemplated hereby), including one-half (1/2) of the initial fees payable to each of the Escrow Agent pursuant to the Escrow Agreement and the Paying Agent pursuant to the Paying Agent Agreement (with the other one-half (1/2) of such fees payable by Parent); (C) the amount of any employment Taxes with respect to the amounts set forth in clause (A) of this definition, in each case to the extent incurred by the Company in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby as of the Closing to the extent unpaid as of the Effective Time, provided that no item included in the calculation of Indebtedness or Closing Working Capital shall be included in the calculation of Company Transaction Expenses.

“Company’s Knowledge” means the actual or constructive knowledge, after reasonable investigation of reporting employees, of Bryan Rich, Fernando Pinera, Alexander Schuessler, Theresa Jones, Jed Kalkstein, Mike Losa and Mohan Sangaru.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated June 11, 2021, by and between the Company and Ultimate Parent.

“Continuing Company Employees” has the meaning set forth in Section 10.4 below.

“Contracts” has the meaning set forth in Section 4.13 below.

“Current Assets” means the aggregate amount of the current assets of the Company as of the Effective Time, determined in accordance with the Accounting Principles.

“Current Liabilities” means the aggregate amount of the current liabilities of the Company as of the Effective Time, determined in accordance with the Accounting Principles.

“D&O Indemnified Person” has the meaning set forth in Section 10.3(a) below.

“Deductible Threshold” has the meaning set forth in Section 11.8(a) below.

“Designated Contacts” has the meaning set forth in Section 7.1(c) below.

“DGCL” has the meaning set forth in the recitals above.

“Dispute Notice” has the meaning set forth in Section 3.4(b) below.

“Dispute Period” has the meaning set forth in Section 3.4(b) below.

“Dissenting Shares” has the meaning set forth in Section 3.6 below.

“Dissenting Stockholders” has the meaning set forth in Section 3.6 below.

“Effective Time” has the meaning set forth in Section 2.2 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other material employee benefit plan, program or arrangement that provides benefits or compensation to any employee of the Company and that is maintained or sponsored by the Company.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment, as such Laws are enacted and in effect on or prior to the Closing Date.

“Employee Option Holder” is an Option Holder that is an employee of the Company for whom an applicable portion of the Option Payment is subject to withholding as wages or compensation with respect thereto and for whom payments are to be made through the payroll procedures of the Surviving Corporation or any of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citizens Bank, N.A., a national banking association.

“Escrow Agreement” mean an escrow agreement, by and among the Escrow Agent, the Parent and the Securityholder Representative, in the form attached hereto as Exhibit A.

“Escrow Amount” means, collectively, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Rollover Escrow Amount.

“Escrow Funds” means, collectively, the Adjustment Escrow Funds and the Indemnity Escrow Funds.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.1(b) below.

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.1(b) below.

“Estimated Closing Working Capital” has the meaning set forth in Section 3.1(b) below.

“Expense Fund Amount” has the meaning set forth in Section 3.1(c)(iii) below.

“Expense Fund Release Amount” has the meaning set forth in Section 3.9 below.

“Expense Funds” has the meaning set forth in Section 3.1(c)(iii) below.

“Financial Statements” has the meaning set forth in Section 4.6 below.

“GAAP” means United States generally accepted accounting principles as in effect as of the date of this Agreement.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether foreign, federal, state or local.

“Governmental Program Cash” means any cash, cash equivalents, or marketable securities paid to the Company or Company Securityholder (on behalf of, or in such Company Securityholder’s capacity as a direct or indirect equityholder, operator or representative of the Company), prior to the Closing in connection with any Governmental Program, including, for the avoidance of doubt, in connection with the Coronavirus Aid, Relief, and Economic Security Act or the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Governmental Programs” means any program, fund, scheme, or benefit administered by or on behalf of any Governmental Authority, and in which program, fund, scheme, or benefit the Company, or any Company Securityholder (on behalf of, or in such Company Securityholder’s capacity as a direct or indirect equityholder, operator or Representative of the Company), participates or has applied to participate.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax measured by, or imposed on, net income of the Company and any penalties or interest related thereto.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority and relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means any liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) but excluding trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with the Accounting Principles, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) arising under any hedging or swap agreements, (v) any indebtedness arising under leases required to be capitalized in accordance with the Accounting Principles, (vi) the dollar amount of any commitment by which the Person assures a creditor against loss (including contingent reimbursement obligations with respect to bankers acceptances, fidelity bonds, surety bonds, performance bonds and letters of credit (in each case, to the extent drawn, called or matured), and (vii) all accrued interest, fees or other similar obligations with respect to any of the foregoing, provided that no items included in the definition of Indebtedness shall be included in the calculation of Closing Working Capital.

“Indebtedness Payoff Amounts” has the meaning set forth in Section 8.2(c) below.

“Indemnified Party” has the meaning set forth in Section 11.5 below.

“Indemnifying Party” has the meaning set forth in Section 11.5 below.

“Indemnity Escrow Amount” has the meaning set forth in Section 3.1(c)(i) below.

“Indemnity Escrow Funds” has the meaning set forth in Section 3.1(c)(i) below.

“Intellectual Property” means any and all of the following throughout the world: (i) patents, patent applications, and any other similar rights to inventions (whether or not patentable or reduced to practice); (ii) trademarks, service marks, logos, trade names and other indicators of source; (iii) domain names and social media accounts; (iv) copyrights and other works of authorship of any type, whether or not copyrightable and whether or not registered or published, and registrations for or applications to register the same, and all moral and common law rights therein; (v) trade secrets, confidential and proprietary information, and know-how; (vi) Software; and (vii) all other intellectual property rights.

“Junior Unsecured Securityholder Notes” means the Series E Dividend Notes (as defined in Schedule 4.13 of the Disclosure Letter).

“Key Securityholders” has the meaning set forth in the introductory paragraph above.

“Law” means any applicable law, statute, regulation, rule, ordinance or other binding action or requirement of a Governmental Authority.

“Leased Real Property” means the real property leased or subleased to the Company and used in the Business.

“Leases” means all leases and subleases, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit F, which shall contain (i) a release of claims against Parent, the Merger Sub, the Company (including the Surviving Corporation), each of their respective current and former Affiliates and representatives, (ii) the waiver of any dissenter or appraisal rights in exchange for the Per Share Portion of the Merger Consideration, and (iii) IRS Form W-9, IRS Form W-8BEN or IRS W-8BEN-E (or other applicable W-8 form), to be completed and signed by the Company Securityholder.

“Licenses” has the meaning set forth in Section 4.17 below.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, right of first refusal, option, security interest, any financing statement filed or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, any subordination arrangement in favor of another Person, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Losses” (including, with the correlative meaning, the term “Loss”) means any losses, damages, costs and expenses (including interest and penalties with respect thereto, consequences arising from actions or orders, court costs, and reasonable and documented out-of-pocket fees and disbursements of counsel and other professionals incurred in the investigation or defense of any of the foregoing or in asserting, preserving or enforcing an applicable Person’s rights hereunder), whether or not involving the claim of another Person; provided that Losses shall exclude losses, damages, costs and expenses associated with (a) any liability accrued on, reserved for or reflected on the Financial Statements, and (b) any and all punitive damages, except to the extent actually awarded by a Governmental Authority to a third party pursuant to a Third Party Claim for which the Indemnified Parties were entitled to indemnification pursuant to Article XI and such claim for indemnification was actually made.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that, when considered individually or in the aggregate, has had a material adverse effect on the business, financial condition or results of operations of the Company; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) conditions affecting (A) any of the general industries in which the Company operates or participates, (B) the U.S. economy or financial or capital markets (including interest rates) or political conditions in the U.S., or (C) any foreign economy or financial or capital markets (including interest rates) or political conditions in any location where the Company operates, which do not, in each case, have a disproportionate effect on the Company relative to other comparable Persons operating in the industries in which the Company operates; (ii) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect; provided, further, that this clause (ii) shall not be construed as implying the Company is making any representation or warranty hereunder with regard to any such estimates, predictions, projections or forecasts); (iii) any changes arising from or attributable or relating to the announcement or pendency of any of the transactions contemplated by this Agreement or any other related transaction document or the identity or involvement of Parent or any of its Affiliates (including any impact on the customers, suppliers, vendors or employees of the Company); (iv) any change resulting from the taking of any action or the failure to take any action by the Company approved in writing by Parent or that are otherwise required under the terms of this Agreement; (v) any change in accounting requirements or principles or any change in applicable Law or the interpretation thereof which do not have a disproportionate effect on the Company, relative to other comparable Persons operating in the industries in which the Company operates; (vi) acts of war, hostilities or terrorism or any escalation or material worsening of any such acts of war, hostilities or terrorism, or the occurrence or escalation of any other calamity or crisis, including any riots, violent or destructive rallies, or similar activities or events which do not have a disproportionate effect on the Company, relative to other comparable Persons operating in the industries in which the Company operates; (vii) natural disasters, act of God, or other force majeure event which do not have a disproportionate effect on the Company, relative to other comparable Persons operating in the industries in which the Company operates; (viii) epidemics and pandemics, including the continuation of the COVID-19 pandemic as it exists as of the date hereof, or (viii) any matters set forth in the Disclosure Letter separately delivered by the Company concurrently with the execution and delivery of this Agreement.

“Material Contracts” has the meaning set forth in Section 4.13 below.

“Merger” has the meaning set forth in the recitals above.

“Merger Consideration” has the meaning set forth in Section 3.1(a) below.

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6 below.

“Most Recent Financial Statements” has the meaning set forth in Section 4.6 below.

“Multiemployer Plan” has the meaning set forth in ERISA § 4001(a)(3).

“Non-Employee Option Holder” is an Option Holder that is not an Employee Option Holder.

“Open Source” means, Software or other materials that are downloadable and/or distributed as “free software” (as defined by the Free Software Foundation) or “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) and/or conditioned on acceptance of a license agreement such as the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, BSD License, MIT License, Common Public License or under a similar licensing or distribution model.

“Option” has the meaning set forth in Section 3.3 below.

“Option Benefit Amount” means an amount equal to the aggregate exercise price of all of the Options (other than Out of the Money Options).

“Option Holder” has the meaning set forth in Section 3.3 below.

“Option Payments” has the meaning set forth in Section 3.3 below.

“Organizational Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Out of the Money Options” has the meaning set forth in Section 3.3 below.

“Out of the Money Warrants” has the meaning set forth in Section 3.3 below.

“Owned Company IP” means Company IP owned by the Company.

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent Benefit Plan” has the meaning set forth in Section 10.4 below.

“Parent Indemnified Party” has the meaning set forth in Section 11.3 below.

“Party” or “Parties” means the Company, the Securityholder Representative, Merger Sub, Parent, Ultimate Parent, Key Securityholders and Rollover Members.

“Paying Agent” means PNC Bank, N.A.

“Paying Agent Agreement” means a paying agent agreement, by and among the Paying Agent, the Parent, the Company and the Securityholder Representative, in the form attached hereto as Exhibit B.

“Per Share Portion” means a fraction, (x) the numerator of which is one, and (y) the denominator of which is (i) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time, plus (ii) the total number of shares of Common Stock that would be issued upon exercise of all outstanding Options (other than Out of the Money Options), assuming such exercise immediately prior to the Effective Time, plus (iii) the total number of shares of Common Stock that would be issued upon exercise of all outstanding Warrants (other than Out of the Money Warrants), assuming such exercise immediately prior to the Effective Time.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles, (b) statutory Liens of landlords for amounts not yet delinquent, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith by appropriate proceedings, (d) Liens attaching to inventory held by consignees in the ordinary course of business, (e) Liens created by any act of Ultimate Parent, Parent or Merger Sub, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) zoning, building codes and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (h) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other title defects which do not materially impair the use or occupancy of such real property or the operation of the Business.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period deemed to begin the day immediately after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Preferred Stock” means the Preferred Stock of the Company, par value $0.001 per share.

“Purchase Price” has the meaning set forth in Section 3.1(a)(i) below.

“Registered Company IP” means Owned Company IP that is subject to a registration or a pending application with any Governmental Authority or similar entity, such as a domain name registrar or a social media platform.

“Relevant Matters” has the meaning set forth in Section 13.8 below.

“Requisite Stockholder Approval” means the affirmative vote or consent of more than fifty percent (50%) of the issued and outstanding shares of Common Stock.

“Rollover Members” has the meaning set forth in the introductory paragraph above.

“R&C” has the meaning set forth in Section 13.17(a) below.

“R&W Insurance Policy” means a representation and warranty insurance policy taken out by the Parent in relation to the transactions contemplated herein substantially in the form to be attached hereto as Exhibit C within ten (10) Business Days after the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Representative” has the meaning set forth in the introductory paragraph above.

“Securityholder Representative Agreement” has the meaning set forth in the recitals above.

“Senior Unsecured Securityholder Note Purchase Agreement” means that certain Senior Note and Warrant Purchase Agreement, dated as of March 15, 2013, by the Company in favor of Investors (as defined therein), as amended.

“Senior Unsecured Securityholder Notes” means the promissory notes issued and outstanding under the Senior Unsecured Securityholder Note Purchase Agreement.

“Significant Customers” has the meaning set forth in Section 4.22(a) below.

“Significant Suppliers” has the meaning set forth in Section 4.22(b) below.

“Software” means any and all computer programs of any kind (and in any form, including source code, object code or executable code), including applications, mobile applications, web- or browser-based applications, interfaces, engines, tools, databases, utilities, scripts, firmware and any related documentation.

“Statement of Closing Indebtedness” has the meaning set forth in Section 3.4(a) below.

“Statement of Closing Working Capital” has the meaning set forth in Section 3.4(a) below.

“Statements” has the meaning set forth in Section 3.4(a) below.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Surviving Corporation” has the meaning set forth in Section 2.1 below.

“Target Working Capital” means Negative One Million Eight Hundred Thirty-Six Thousand U.S. Dollars (-$1,836,000), in accordance with Exhibit E.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority and relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 11.5 below.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Ultimate Parent” has the meaning set forth in the introductory paragraph above.

“Unsecured Securityholder Notes” means, collectively, the Junior Unsecured Securityholder Notes and the Senior Unsecured Securityholder Notes.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

“Warrant” has the meaning set forth in Section 3.3 below.

“Warrant Benefit Amount” means an amount equal to the aggregate exercise price of all of the Warrants (other than Out of the Money Warrants).

“Warrant Holder” has the meaning set forth in Section 3.3 below.

“Warrant Payments” has the meaning set forth in Section 3.3 below.

1.2              Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation”; (vii) words of any gender shall include each other gender; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”

ARTICLE II

THE MERGER

2.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).

2.2              Effective Time. Unless this Agreement is earlier terminated pursuant to Section 12.1, the closing of the Merger (the “Closing”) will take place remotely no later than six (6) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), or such other place, date and/or time as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation. At the Effective Time, the amounts paid to the holders of Common Stock in accordance with the terms of this Agreement shall be deemed to be in full satisfaction of all rights pertaining to the shares of Common Stock, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, instruments of surrender, notices or other evidence of ownership in the shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as provided for herein or by applicable Law.

2.4              Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall by operation of law be amended and restated in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time.

2.5              Directors and Officers. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

2.6              Employment Agreements. Concurrently with the execution of this Agreement, the Rollover Members shall have entered into employment agreements with the Company, the Parent or an Affiliate of the Parent or other mutually agreed party in the forms of Exhibit G (the “Employment Agreements”). The Employment Agreements shall become effective on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

3.1              Calculation and Payment of the Merger Consideration.

(a)               Calculation of Merger Consideration. The aggregate amount to be paid by Parent with respect to the Common Shares, Options and Warrants shall equal the following:

(i)                 One Hundred and Seventy Five Million U.S. Dollars ($175,000,000) (the “Purchase Price”);

(ii)	(1)	minus the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 3.1(b) below) is less than Target Working Capital, or

(2)	plus the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 3.1(b) below) is greater than Target Working Capital;

(iii)               minus the Estimated Closing Indebtedness (as determined in accordance with Section 3.1(b) below); and

(iv)               minus the aggregate amount of Company Transaction Expenses that are unpaid as of the Closing.

The aggregate amount of items (i) through (iv) immediately above is referred to herein as the “Merger Consideration”; provided that, after the Effective Time, the Merger Consideration shall be subject to the adjustments set forth in Section 3.4. The Merger Consideration shall be paid in cash, except that a portion of the consideration payable to each of the Rollover Members with respect to such Rollover Member’s Common Shares, in each case as set forth on the Schedule 3.1(a) and the Securityholder Allocation Schedule, shall be payable in the Ultimate Parent’s common shares which will be issued subject to the restrictions in Section 3.10 (the “Consideration Shares”). The number of Consideration Shares will be calculated based on the volume weighted average price of the Ultimate Parent’s common shares on the New York Stock Exchange for the thirty (30) trading day period ending the third (3rd) Business Day prior to the Closing Date, with the number of Consideration Shares rounded down to the nearest whole common share. In no event will the number of Consideration Shares exceed 19.9% of the Ultimate Parent’s issued and outstanding common shares as of the date of this Agreement (the “Share Cap”). If the number of Consideration Shares would equal or exceed the Share Cap, the Parent will pay or cause to be paid to the Rollover Members (pro-rata) in cash the amount, based on the valuation determined pursuant hereto to calculate Consideration Shares, for all Consideration Shares over and above the Share Cap which would have otherwise been paid in Consideration Shares. For purposes of determining the holding period under Rule 144, the Consideration Shares shall be deemed to be owned by the Rollover Members from and after the Closing Date.

(b)              Estimated Merger Consideration. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) a good faith estimate of the balance sheet for the Company as of the Effective Time (the “Estimated Closing Balance Sheet”), (ii) a good faith estimate of the Closing Working Capital derived from the Estimated Closing Balance Sheet and based on the Accounting Principles (the “Estimated Closing Working Capital”), (iii) a good faith estimate of the Closing Indebtedness derived from the Estimated Closing Balance Sheet (the “Estimated Closing Indebtedness”), and (iv) a schedule setting forth the portion of the Merger Consideration to which each Securityholder is entitled pursuant to the Company’s Organizational Documents and the terms of this Agreement, including with respect to the Rollover Members the number of Consideration Shares to be issued to each Rollover Member, and including each Securityholder’s name, address and email address (the “Securityholder Allocation Schedule”), which shall also be in accordance with the requirements of the Paying Agent for the Initial Payment Spreadsheet (as defined in the Paying Agent Agreement), each prepared consistent with the Accounting Principles. The Estimated Closing Working Capital and the Estimated Closing Indebtedness will be included in the determination of the Merger Consideration as set forth in Section 3.1(a) above. Prior to the Closing, the Company shall provide the Parent with the opportunity to review and provide comments to the foregoing, which the Company shall consider in good faith but shall be under no obligation to incorporate such comments.

(c)               Payment and Allocation of Merger Consideration. Upon the Effective Time, Parent shall remit the Merger Consideration (less the value attributed to the Consideration Shares) by wire transfer of immediately available funds as follows:

(i)                 a portion of the Merger Consideration shall be deposited by wire transfer of immediately available funds to an account designated by the Escrow Agent in an amount equal to Eight Hundred Seventy Five Thousand U.S. Dollars ($875,000) (the “Indemnity Escrow Amount”), to be held by the Escrow Agent in a segregated account pursuant to the Escrow Agreement (all funds held in such account from time to time, together with any income and earnings thereon, the “Indemnity Escrow Funds”), and to be released to the Securityholder Representative’s designees, for further distribution to the Company Securityholders, on the first (1st) anniversary of the Closing (except to the extent that funds have previously been released to Parent or are then subject to claims by Parent in each case pursuant to the Escrow Agreement);

(ii)               a portion of the Merger Consideration shall be deposited by wire transfer of immediately available funds to an account designated by the Escrow Agent in an amount equal to Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) (the “Adjustment Escrow Amount”), to be held by the Escrow Agent in another segregated account pursuant to the Escrow Agreement (all funds held in such account from time to time, together with any income and earnings thereon, the “Adjustment Escrow Funds”), and to be released as provided in Section 3.4;

(iii)              a portion of the Merger Consideration shall be deposited by wire transfer of immediately available funds to an account designated by the Securityholder Representative in an amount equal to Three Hundred Thousand U.S. Dollars ($300,000) (the “Expense Fund Amount”), to be held by the Securityholder Representative in a segregated account (all funds held in such account from time to time, the “Expense Funds”);

(iv)              a portion of the Merger Consideration payable to the Employee Option Holders pursuant to Section 3.3 shall be remitted to the Company for distribution to such Employee Option Holders as provided in this Article III and in accordance with the Securityholder Allocation Schedule;

(v)               a portion of the Merger Consideration shall be deposited by wire transfer of immediately available funds to an account designated by an escrow agent appointed by the Rollover Members and the Securityholder Representative (the “Rollover Escrow Agent”) in an amount equal to Two Million Five Hundred Forty Six Thousand U.S. Dollars ($2,546,000) (the “Rollover Escrow Amount”), to be held by the Rollover Escrow Agent in a segregated account pursuant to an escrow agreement by and among the Rollover Members and the Securityholder Representative (the “Rollover Escrow Agreement”), to be held and released in accordance with the terms thereof and an agreement between each of the Rollover Members and the Securityholder Representative for loans to the Rollover Members in connection with the payment of taxes associated with the Consideration Shares and payment for losses in value of the Consideration Shares prior to the release of the Restrictions (as defined herein) (the “Make Whole Agreement”); and

(vi)             the remaining amount of the Merger Consideration, after subtraction of the foregoing amounts remitted in accordance with this Section 3.1(c) and subtraction of the portion thereof otherwise allocable in accordance with Section 3.6 to Dissenting Shares, shall be remitted to the Paying Agent for distribution to the Company Stockholders, Non-Employee Option Holders and Warrant Holders as provided in this Article III and in accordance with the Securityholder Allocation Schedule.

(d)               Issuance of Consideration Shares. At and upon the Effective Time, Parent shall cause Ultimate Parent to issue to the Rollover Members, and deliver to each Rollover Member evidence of the issuance of certificates representing, the Consideration Shares.

(e)               Payment of Indebtedness Payoff Amounts. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company, the Indebtedness Payoff Amounts by wire transfer of immediately available funds to the Persons or bank accounts specified in the payoff letters delivered pursuant to Section 8.2(c).

(f)                Payment of Transaction Expenses. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company and the Company Securityholders, the Company Transaction Expenses specified on Schedule 3.1(f) by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified on Schedule 3.1(f), which Schedule 3.1(f) shall be provided by the Company to Parent at least five (5) days prior to the Effective Time.

3.2              Effect of Merger on the Capital Stock of the Company.

(a)               Conversion and Cancellation of Common Stock. At the Effective Time, each share of Common Stock shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each share of Common Stock (other than Dissenting Shares) shall be converted into the right to receive the Common Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Per Share Portion of the Expense Fund Amount, and subject to adjustment as provided in Section 3.4 hereof) in cash, payable in accordance with and subject to the conditions provided in this Article III. From and after the Effective Time, each holder of a share of Common Stock shall cease to have any rights with respect to such shares of Common Stock, except (i) each holder of Dissenting Shares shall have appraisal rights under the DGCL, and (ii) each holder of any other share of Common Stock shall have the right to receive the Common Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Per Share Portion of the Expense Fund Amount, and subject to adjustment as provided in Section 3.4 hereof) subject to the conditions provided in this Article III.

(b)               Treasury Stock. At the Effective Time, each Common Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(c)               Surrender of Shares. Prior to the Closing and with reasonably sufficient time to allow for delivery of completed letters of transmittal at the Closing, the Company shall cause the Paying Agent to deliver to each holder of uncertificated shares of Common Stock represented by book-entry (“Book-Entry Shares”) shall have any rights as a Company Stockholder (1) a Letter of Transmittal and (2) instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Common Per Share Merger Consideration contemplated to be paid to the holders of Common Shares pursuant to this Section 3.2. As a condition precedent to each Company Stockholder’s receipt of the Common Per Share Merger Consideration, such holder shall (A) surrender such Book-Entry Shares to the Company or its designee for cancellation, and (B) deliver an executed Letter of Transmittal. Upon receipt by the Paying Agent of the items set forth in the immediately preceding sentence and such Letter of Transmittal (but in no event earlier than the Effective Time), the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, the Common Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Per Share Portion of the Expense Fund Amount, and subject to adjustment as provided in Section 3.4 hereof) for each Common Share represented by such Book-Entry Share, which Common Per Share Merger Consideration shall be paid by the Paying Agent on the later of the Closing Date and five (5) Business Days after the date of receipt by the Paying Agent of such deliveries from such holder of Common Shares, in each case by delivery of a certified or bank cashier’s check or by wire transfer, and the Book-Entry Shares so surrendered shall forthwith be cancelled upon payment thereof by the Paying Agent. No interest will be paid or accrued on any portion of the Merger Consideration payable to holders of Book-Entry Shares, as applicable. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment may be made to a transferee if all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid is presented to the Paying Agent. If, after the Effective Time, any Book-Entry Shares are presented to the Surviving Corporation or Parent, they shall be cancelled and exchanged as provided in this Agreement. No interest shall be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares. Payment, if any, with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

(d)               Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Company Stockholder shall be entitled to receive that portion of the Merger Consideration represented by such Company Stockholder’s Per Share Portion of the Escrow Amount until such time as such amount (or any portion thereof), if any, is distributed to such Company Stockholder pursuant to the terms and conditions of the Escrow Agreement and the Rollover Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Company Stockholders of the Escrow Agreement and the Rollover Escrow Agreement, and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow.

3.3              Options and Warrants; Securityholder Notes.

(a)               Cancellation of Options. In connection with the Merger, effective at the Effective Time, all outstanding stock options to purchase Common Stock (each, an “Option”) shall automatically be cancelled, without any payment therefor except as otherwise provided in this Section 3.3. Each Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle (subject to the immediately following sentence and except as otherwise provided in this Section 3.3) the holder thereof (each, an “Option Holder”), in cancellation and settlement therefor, to a payment in cash equal to (i) the excess, if any, of (x) the Common Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Per Share Portion of the Expense Fund Amount, and subject to adjustment as provided in Section 3.4 hereof) over (y) the exercise price per share of Common Stock subject to such Option, multiplied by (ii) the total number of shares of Common Stock subject to such Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest) (such amounts payable hereunder being referred to, collectively, as the “Option Payments”), payable in accordance with and subject to the conditions provided in this Article III. For the avoidance of doubt, any Option for which the Common Per Share Merger Consideration (as calculated as of the Effective Time) is less than or equal to the exercise price per share of Common Stock subject to such Option (an “Out of the Money Option”) shall not be entitled to receive any portion of the Merger Consideration, and shall be canceled, as of the Closing Date, with no consideration delivered in exchange therefor.

(b)               Surrender of Options. Parent shall cause the Surviving Corporation to pay to each Employee Option Holder, in accordance with the Company’s normal payroll processes, as promptly as practicable following receipt by the Surviving Corporation thereof, the Option Payments contemplated to be paid to such Employee Option Holder pursuant to this Section 3.3, subject to any applicable withholdings and subject to adjustment as provided in Section 3.4 hereof. As soon as practicable after the date hereof, the Company or its designee shall deliver to each Non-Employee Option Holder (1) a Letter of Transmittal and (2) instructions for use in effecting the cancellation and termination of the Option in exchange for the portion of Option Payments contemplated to be paid to such Non-Employee Option Holder pursuant to this Section 3.3. As a condition precedent to each Non-Employee Option Holder’s right to receive his, her or its Option Payment, if any, such Non-Employee Option Holder shall deliver to the Company or the Paying Agent an executed Letter of Transmittal. Upon receipt by the Company or its designee of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the Company or its designee shall pay to such Non-Employee Option Holder, subject to any applicable withholdings and subject to adjustment as provided in Section 3.4 hereof, the portion of Option Payments due under this Section 3.3 with respect to such Option, which payment shall be paid on the later of the Closing Date and five (5) Business Days after the date of receipt by the Company of such deliveries from such Non-Employee Option Holder.

(c)               Cancellation of Warrants. In connection with the Merger, effective at the Effective Time, all outstanding warrants to purchase Common Stock (each, a “Warrant”) shall automatically be cancelled, without any payment therefor except as otherwise provided in this Section 3.3. Each Warrant, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle (subject to the immediately following sentence and except as otherwise provided in this Section 3.3) the holder thereof (each, a “Warrant Holder”), in cancellation and settlement therefor, to a payment in cash equal to (i) the excess, if any, of (x) the Common Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Per Share Portion of the Expense Fund Amount, and subject to adjustment as provided in Section 3.4 hereof) over (y) the exercise price per share of Common Stock subject to such Warrant, multiplied by (ii) the total number of shares of Common Stock subject to such Warrant immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest) (such amounts payable hereunder being referred to, collectively, as the “Warrant Payments”), payable in accordance with and subject to the conditions provided in this Article III. For the avoidance of doubt, any Warrant for which the Common Per Share Merger Consideration (as calculated as of the Effective Time) is less than or equal to the exercise price per share of Common Stock subject to such Warrant (an “Out of the Money Warrant”) shall not be entitled to receive any portion of the Merger Consideration, and shall be canceled, as of the Closing Date, with no consideration delivered in exchange therefor.

(d)               Surrender of Warrants. As soon as practicable after the date hereof, the Company or its designee shall deliver to each Warrant Holder (1) a Letter of Transmittal and (2) instructions for use in effecting the cancellation and termination of the Warrant in exchange for the portion of Warrant Payments contemplated to be paid to such Warrant Holder pursuant to this Section 3.3. As a condition precedent to each Warrant Holder’s right to receive his, her or its Warrant Payment, if any, such Warrant Holder shall deliver to the Company or the Paying Agent an executed Letter of Transmittal. Upon receipt by the Company or its designee of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the Company or its designee shall pay to such Warrant Holder, subject to any applicable withholdings and subject to adjustment as provided in Section 3.4 hereof, the portion of Warrant Payments due under this Section 3.3 with respect to such Warrant, which payment shall be made on the later of the Closing Date and five (5) Business Days after the date of receipt by the Company of such deliveries from such Warrant Holder.

(e)               Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Option Holder or Warrant Holder, as applicable, shall be entitled to receive that portion of the Merger Consideration represented by such Option Holder’s or Warrant Holder’s Per Share Portion of the Escrow Amount until such time as such amount (or any portion thereof), if any, is distributed to such Option Holder or Warrant Holder pursuant to the terms and conditions of the Escrow Agreement and the Rollover Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Option Holders and the Warrant Holders of the Escrow Agreement and the Rollover Escrow Agreement, and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow.

(f)                If, after the Effective Time, any Warrants or Options are presented to the Surviving Corporation or Parent, they shall be cancelled and exchanged as provided in this Agreement. No interest shall be paid or accrued on any amount payable upon due surrender of Warrants or Options. Payment, if any, with respect to Warrants, or Options will only be made to the Person in whose name such Warrants, or Options are registered.

(g)              Termination of Unsecured Securityholder Notes. In connection with the Merger, prior to the Effective Time, the Company shall cause (i) all Junior Unsecured Securityholder Notes to be amended to (A) cause all interest thereunder to cease to accrue as of a date prior to the Closing Date, and (B) provide for principal and interest payable in accordance with the terms hereof; and (ii) the Senior Unsecured Securityholder Note Purchase Agreement to be amended to (A) cause all interest under the Senior Unsecured Securityholder Notes to cease to accrue as of a date prior to the Closing Date, and (B) provide for principal and interest payable in accordance with the terms of hereof.  As soon as practicable after the date hereof, the Company or its designee shall deliver to each holder of an Unsecured Securityholder Notes (1) a Letter of Transmittal and (2) instructions for use in receiving payment of all outstanding principal and accrued interest payable under the terms of such holder’s Unsecured Securityholder Note(s) (such amounts payable hereunder being referred to, collectively, as the “Unsecured Securityholder Note Payments”). As a condition precedent to each holder of any Unsecured Securityholder Notes right to receive his, her or its Unsecured Securityholder Note Payment, such holder of Unsecured Securityholder Notes shall deliver to the Company or the Paying Agent an executed Letter of Transmittal with respect to such holder’s Unsecured Securityholder Notes. Upon receipt by the Paying Agent or its designee, and confirmation by the Securityholder Representative, of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the Paying Agent shall pay to such holder on the later of the Closing Date and five (5) Business Days after the date of receipt by the Company of such deliveries from such holder of Unsecured Securityholder Notes.  If, after the Effective Time, any Unsecured Securityholder Notes are presented to the Surviving Corporation or Parent, they shall be cancelled and exchanged as provided in this Agreement. Payment with respect to Unsecured Securityholder Notes will only be made to the Person to whom such Unsecured Securityholder Notes are issued.

3.4              Post-Closing Adjustments.

(a)               Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative (i) a balance sheet for the Company as of the Effective Time, (ii) a statement duly certified by Parent as accurately setting forth Parent’s good faith determination of the Closing Working Capital (the “Statement of Closing Working Capital”), and (iii) a statement duly certified by Parent as accurately setting forth Parent’s good faith determination of the Closing Indebtedness (the “Statement of Closing Indebtedness”), together, in each case, with all supporting documentation. The Statement of Closing Working Capital and the Statement of Closing Indebtedness are referred to herein, collectively, as the “Statements.” The Statements shall be based upon the books and records of the Company, maintained in a manner consistent with the policies and practices of the Company prior to the Closing, and shall be prepared in accordance with the Accounting Principles, without giving effect to any purchase accounting adjustments or other changes arising from the transactions contemplated by this Agreement. Until the Statements are finally determined pursuant to this Section 3.4, Parent shall afford the Securityholder Representative (and its representatives and advisors) reasonable access to all books and records and all personnel used to prepare, or otherwise relevant to the calculation of, the Statements that are under control of or in the possession of Parent or the Company (or their respective representatives and advisors).

(b)               Each Statement shall be final and binding on the Parties unless the Securityholder Representative shall, within thirty (30) days following the delivery to the Securityholder Representative of the Statements (the “Dispute Period”), deliver to Parent written notice of disagreement with such Statement (a “Dispute Notice”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved, the dollar amount of such disagreement and supporting calculations. If the Securityholder Representative shall deliver a Dispute Notice with respect to a Statement before the expiration of the Dispute Period, then the disputed matters shall be resolved by the Securityholder Representative, on behalf of the Company Securityholders, and Parent. For the avoidance of doubt, amounts set forth in a Statement that are not subject to dispute in a Dispute Notice shall be remitted to the Securityholder Representative or Parent, as the case may be, in accordance with Section 3.4(c), within five (5) Business Days after the earliest to occur of (i) written notice from the Securityholder Representative to Parent that it does not intend to deliver a Dispute Notice with respect to such Statement, (ii) the expiration of the Dispute Period without the Securityholder Representative delivering a Dispute Notice with respect to such Statement or (iii) delivery by the Securityholder Representative of a Dispute Notice with respect to such Statement. If the Securityholder Representative and Parent are unable to resolve all disagreements with respect to a Statement within thirty (30) days of receipt by Parent of a Dispute Notice with respect to such Statement, or such longer period as may be agreed by Parent and the Securityholder Representative, then, within thirty (30) days after the end of such period, the Securityholder Representative and Parent shall jointly retain Deloitte & Touche to resolve such remaining disagreements; provided that if Deloitte & Touche is unable or unwilling to serve in such capacity, the Securityholder Representative and Parent shall jointly select a nationally recognized independent public accounting firm that is not, and has not been during the past two (2) years, the independent auditor of any of Parent, the Company or the Surviving Corporation; provided that if the Securityholder Representative and Parent are unable to select such a firm within such thirty (30) day period, each shall select such a firm, and such firms shall select a third firm to be retained hereunder (Deloitte & Touche or the Person so selected, as applicable, the “Accounting Firm”). The Securityholder Representative and Parent agree to jointly enter into a customary indemnity agreement with the Accounting Firm in connection with the retention of such Accounting Firm. The Accounting Firm will consider only those items and amounts set forth in the applicable Statement as to which Parent and the Securityholder Representative have disagreed within the time periods and on the terms specified above and must resolve such matters in accordance with the terms and provisions of this Agreement. Each Party may furnish to the Accounting Firm such written information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. The Accounting Firm shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accounting Firm. The Accounting Firm shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Closing Working Capital and/or a final Statement of Closing Indebtedness. Such report shall be final, binding and non-appealable upon Parent and the Securityholder Representative and the Company Securityholders. The fees and expenses of the Accounting Firm shall be borne on a proportionate basis by the Securityholder Representative, on behalf of the Company Securityholders from the Adjustment Escrow Funds (to the extent Adjustment Escrow Funds are available), on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person, and each Party shall bear its own expenses in connection therewith, including its attorneys’ and accountants’ fees. Parent and the Securityholder Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Accounting Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Firm or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to any Statement as promptly as reasonably practicable.

(c)               If the amount representing the Closing Working Capital or the Closing Indebtedness, in each case as reflected in the applicable Statement as finally determined in accordance with this Section 3.4, differs from the Estimated Closing Working Capital or the Estimated Closing Indebtedness, respectively, as the case may be, the Common Stock Merger Consideration shall be adjusted on a dollar-for-dollar basis by the amount of such difference such that (i) if the Closing Working Capital as reflected in the Statement of Closing Working Capital is greater than the Estimated Closing Working Capital, then the Common Stock Merger Consideration shall be increased by the amount of such excess, and if the Closing Working Capital as reflected in the Statement of Closing Working Capital is less than the Estimated Closing Working Capital, then the Common Stock Merger Consideration shall be decreased by the amount of such shortfall; and (ii) if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Common Stock Merger Consideration shall be decreased by the amount of such excess, and if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is less than the Estimated Closing Indebtedness, then the Common Stock Merger Consideration shall be increased by the amount of such shortfall. If the adjustments, if any, under this Section 3.4 result in an aggregate reduction in the Common Stock Merger Consideration, the Securityholder Representative and the Parent shall deliver written notice to the Escrow Agent directing the Escrow Agent to transfer from the Adjustment Escrow Funds to (A) Parent the amount of such reduction and (B) the Securityholder Representative or its designee on behalf of the Company Securityholders, any amount remaining in the Adjustment Escrow Fund (if the amount of such reduction exceeds the Adjustment Escrow Amount, the entire Adjustment Escrow Amount shall be transferred to the Parent, and the Parent shall have no additional recourse). If such adjustments result in an aggregate increase in the Common Stock Merger Consideration, (x) Parent shall remit to the Securityholder Representative or its designee the amount of such increase and (y) the Securityholder Representative and the Parent shall deliver written notice to the Escrow Agent directing the Escrow Agent to transfer the Adjustment Escrow Funds to the Securityholder Representative or its designee on behalf of the Company Securityholders. Notwithstanding anything to the contrary contained in this Section 3.4, the Parties acknowledge and agree that in no event will either the Securityholder Representative or the Company Securityholders be obligated to make any payment in respect of any adjustments pursuant to this Section 3.4.

3.5              Effect of Merger on the Capital Stock of the Surviving Corporation. At the Effective Time, each share of Merger Sub’s common stock, no par value, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

3.6              Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Common Shares that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (the “Dissenting Shares,” and the holders thereof the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Common Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (x) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Common Per Share Merger Consideration, as applicable (subject to adjustment as provided in Section 3.4 hereof), in accordance with Sections 3.1 and 3.2, and (y) promptly following the occurrence of such event, Parent shall remit to the Paying Agent the portion of the Merger Consideration (subject to adjustment as provided in Section 3.4 hereof) to which such holder is entitled.

3.7              Withholding Rights. Parent shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Tax Law as determined in its reasonable discretion. If Parent determines in its reasonable discretion that withholding is required under this Section 3.7, Parent will take commercially reasonable efforts to provide notice to the Stockholder Representative promptly following such determination and such notice will include the applicable authority under which such withholding is required. To the extent such amounts are withheld and paid to the appropriate taxing authority in accordance with applicable Tax Law, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid. Parent will use commercially reasonable efforts to cooperate with any reasonable request from the Stockholder Representative to avoid or minimize any Tax withholding from any payment made pursuant to this Agreement.

3.8              Unclaimed Funds. Any portion of the funds received by the Paying Agent (including the proceeds of any investments thereof), which remains unclaimed by any Company Securityholder for two (2) years after the date of deposit with the Paying Agent, shall be delivered to Parent. Any Company Securityholder that has not theretofore submitted a Letter of Transmittal in accordance with the requirements set forth therein and in this Article III, or not otherwise received any portion of the Merger Consideration due and payable to such Company Securityholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Merger Consideration (after giving effect to any required Tax withholdings and without any interest thereon). Notwithstanding anything to the contrary in this Section 3.8, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Securityholder Representative, the Paying Agent or any other Person shall be liable to any Company Securityholder for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Law.

3.9              Expense Fund. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds, the Expense Fund Amount into a segregated account designated by the Securityholder Representative in a written notice delivered to Parent. The Expense Funds shall be accessed, and the Expense Fund Amount shall be used, solely by the Securityholder Representative: (i) to pay reasonable and documented out-of-pocket costs, fees, and expenses it may incur in performing its duties or exercising its rights under this Agreement, the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement, the Securityholder Representative Agreement, and the other Contracts referenced herein and therein and (ii) as otherwise directed by the Advisory Group in accordance with the terms of the Securityholder Representative Agreement. The Expense Funds shall be treated as received and deposited by the Company Securityholders at Closing for Tax purposes and be held as a trust fund for the benefit of the Company Securityholders and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. Upon conclusion of the Securityholder Representative’s duties hereunder, the Securityholder Representative shall deliver any amounts then remaining in the Expense Funds (the “Expense Fund Release Amount”) to the Company Securityholders, in each case, as of immediately prior to the Effective Time (or to the Paying Agent for further distribution to such Company Securityholders or to the Surviving Corporation or its payroll provider for further payment to such withholding Company Securityholders), which amount shall be payable to each such Company Securityholder in accordance with their respective aggregate Per Share Portion of the Expense Fund Release Amount. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable to any Company Securityholder for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence, bad faith, fraud or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount and shall have no tax reporting or income distribution obligations hereunder. The Company Securityholders will not receive any interest on the Expense Funds and assign to the Securityholder Representative any such interest. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Expense Funds from any consideration otherwise distributable to the Company Securityholders, on a pro rata basis.

3.10          Consideration Shares.

(a)               Upon issuance of the Consideration Shares, each Rollover Member’s Consideration Shares will be made subject to the transfer and forfeiture restrictions set forth in this Section 3.10(a) and Sections 6.4 and 6.5 (the “Restrictions”), which will lapse, if at all, as described in Section 3.10(b). Until the Restrictions lapse as set forth in Section 3.10(b), the Consideration Shares that remain subject to Restrictions will be held in trust by the Parent and may not be transferred by the Rollover Member. The Rollover Members will have the right to vote, and the right to receive any and all dividends, distributions or other consideration with respect to, any Consideration Shares held in trust. If any dividends are paid on Consideration Shares held in trust, the Parent shall pay, or shall cause to be paid, the full amount of such dividends to the Rollover Members. For the avoidance of doubt, the Rollover Members shall be entitled to retain any dividends so paid even if the Consideration Shares are forfeited. Upon a Rollover Member’s termination of employment with the Parent or its Affiliates, any Consideration Shares for which the Restrictions have not lapsed as of such termination will be, subject to Section 3.10(b), automatically forfeited and returned to the Ultimate Parent without consideration.

(b)               The Restrictions will lapse as follows: (i) the Restrictions on one-third (1/3) of each Rollover Member’s Consideration Shares will lapse on the first (1st) anniversary of the Closing Date if such Rollover Member is employed by the Parent or one its Affiliates on that date, (ii) the Restrictions on one-third (1/3) of each Rollover Member’s Consideration Shares will lapse on the second (2nd) anniversary of the Closing Date if such Rollover Member is employed by the Parent or one of its Affiliates on that date, and (iii) the Restrictions on one-third (1/3) of each Rollover Member’s Consideration Shares will lapse on the third (3rd) anniversary of the Closing Date if such Rollover Member is employed by the Parent or one its Affiliates on that date. Notwithstanding the foregoing, (x) if a Rollover Member’s employment terminates due to (A) to the death or Disability (as such term is defined in such Rollover Member’s Employment Agreement) of such Rollover Member, or (B) termination by the Company without Cause or termination of the Rollover Member’s employment by the Rollover Member for Good Reason (in each case, as such terms are defined in the Rollover Members’ respective Employment Agreements), then the Restrictions will lapse automatically as to such Rollover Member on the date of such termination, and each Rollover Member’s Consideration Shares will no longer be subject to any Restriction from and after such date, and (y) the Restrictions will lapse as to all Consideration Shares upon a Sale of the Ultimate Parent. Within three (3) Business Days of the lapsing of any of Restrictions on any Rollover Member’s Consideration Shares, Ultimate Parent will promptly remove any legends or instructions pertaining to the Restrictions as to such Rollover Member’s Consideration Shares and will cause share certificates representing the Consideration Shares to be delivered from trust to such Rollover Member. For purposes of this Section 3.10, “Sale of the Ultimate Parent” shall mean the occurrence of any of the following with respect to the Parent: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Ultimate Parent of voting securities of the Ultimate Parent representing more than fifty percent (50%) of the Ultimate Parent’s then-outstanding voting securities on an as converted basis; (ii) a merger, consolidation or other series of related transactions to which the Ultimate Parent is a party and in which the stockholders of the Ultimate Parent immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of at least fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of board of directors of the surviving entity; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Ultimate Parent (including the equity interest in subsidiaries) or its subsidiaries, considered together as a whole (other than a sale, exchange or transfer to one or more subsidiaries of the Ultimate Parent).

3.11          R&W Insurance Policy. Parent shall pay and be responsible for any and all premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer of the R&W Insurance Policy, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the insurer in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub with respect to the matters specified in this Article IV as follows:

4.1              Organization, Qualification, Power and Authority. The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification or the failure to be in good standing would not be material to the business of the Company. The Company has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2              Authorization; Enforceability. The Company has requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Stockholder Approval, to perform its obligations hereunder. Other than the Requisite Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger and such other documents as required by applicable Law. The board of directors of the Company has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval by written consent, and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3              Capitalization; Subsidiaries.

(a)               The entire authorized capital stock of the Company consists of 23,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. There no shares of Preferred Stock, and 9,274,719 shares of Common Stock issued and outstanding as of the date hereof. All shares of Common Stock are uncertificated shares represented by book-entry. As of the date hereof, Options to purchase an aggregate of 1,121,004 shares of Common Stock are issued and outstanding. As of the date hereof, Warrants to purchase an aggregate of 12,294,857 shares of Common Stock are issued and outstanding. All of the issued and outstanding Common Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except for the Options and the Warrants, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth on Schedule 4.3(a) of the Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(b)               The Company Stockholders are the sole owners (of record and beneficially) of all of the shares of Common Stock, free and clear of all Liens except Permitted Liens, in the respective amounts set forth on Schedule 4.3(b) of the Disclosure Letter.

(c)               The Company does not have any subsidiaries and does not, directly or indirectly, own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

(d)               The Securityholder Allocation Schedule shall correctly set forth the Merger Consideration to which each Securityholder is entitled pursuant to the Company’s Organizational Documents.

4.4              Noncontravention. Except as set forth on Schedule 4.4 of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, (i) assuming the Requisite Stockholder Approval is obtained, (A) violate in any material respects any Laws to which the Company is subject or (B) any provision of the Organizational Documents of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of the Company under, any Material Contract. Except as set forth on Schedule 4.4 of the Disclosure Letter and except for the filing of the Certificate of Merger under the DGCL, the pre-merger notification requirements of the HSR Act and any applicable foreign antitrust and competition law filings, the Company does not need to give any material notice to, make any material filing with or obtain any material authorization, consent or approval of any Governmental Authority in order for the Company to consummate the transactions contemplated by this Agreement.

4.5              Brokers’ Fees. Other than to Houlihan Lokey Capital, Inc., the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6              Financial Statements.

(a)               The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheet and statements of income, stockholders’ equity and cash flows for the Company as of and for the calendar years ended December 31, 2019 and December 31, 2020 (the “2020 Financial Statements”); and (ii) unaudited balance sheet and statements of income and cash flows for the Company as of and for the five (5) months ended May 31, 2021 (the financial statements set forth in this clause (ii), collectively, the “Most Recent Financial Statements”; and the balance sheet set forth in this clause (ii), the “Most Recent Balance Sheet”). The Financial Statements (including the notes thereto) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods.

(b)               As of the date hereof, the Company has no liabilities required by the Accounting Principles to be reflected on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (c) executory performance obligations or other liabilities pursuant to Contracts, (d) liabilities incurred in connection with this Agreement, the Merger or the other transactions contemplated hereby, and included in Closing Indebtedness or Company Transaction Expenses.

(c)               Schedule 4.6(c) of the Disclosure Letter sets forth any changes to the Accounting Principles during the periods covered by the Financial Statements, including but not limited to accounting policies applied, interpretation of GAAP provisions, calculation/estimation methodologies employed, and underlying data sources being utilized, and presentation/reporting of financial information.

4.7              Subsequent Events. Since the date of the Most Recent Balance Sheet through the date hereof, except as set forth on Schedule 4.7 of the Disclosure Letter and except as required by this Agreement, there has not been any:

(a)               Material Adverse Change;

(b)               incident of damage, destruction or loss of any property owned by the Company or used in the operation of the Business that is not covered by insurance and having a replacement cost or fair market value in excess of $200,000;

(c)               voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by the Company of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $200,000 in the aggregate), except the sale of inventory and collection of accounts in the ordinary course of business;

(d)               material loan or advance by the Company to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business or transactions with customers on credit in the ordinary course of business;

(e)               declaration, setting aside or payment of any dividend or other distribution in respect of the Company’s capital stock or any direct or indirect redemption, purchase or other acquisition of such capital stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company;

(f)                change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Company;

(g)               amendments or changes to the Company’s Organizational Documents;

(h)               capital expenditures or commitments therefor by the Company in excess of $250,000 individually other than capital expenditures or commitments relating to equipment purchases by the Company arising in the ordinary course of business;

(i)                 adoption, amendment or termination of any Employee Benefit Plan or material increase in the benefits provided under any Employee Benefit Plan, in each case except in the ordinary course of business or as required to comply with applicable Law;

(j)                 work stoppage, labor strike or other comparable labor trouble, or any action, suit, claim, demand, or labor dispute relating to any labor, employment and/or safety matter involving the Company;

(k)               entry into, modification, acceleration, cancellation or termination of any Material Contract except in the ordinary course of business;

(l)                 transfer, assignment or grant of any license, sublicense or other rights under or with respect to any material Intellectual Property rights (other than non-exclusive licenses granted in the ordinary course of business), or any allowance of any material Intellectual Property rights to lapse, expire, or become subject to any Lien (other than Permitted Liens); or

(m)             Contract by the Company to do any of the things described in the preceding clauses (a) through (l) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

4.8              Legal Compliance. During the three (3)-year period prior to the date hereof, the Company has complied, and the Company is in compliance, in all material respects with all applicable Laws.

4.9              Tax Matters. Except as set forth on Schedule 4.9 of the Disclosure Letter:

(a)               The Company has timely filed all Income Tax Returns and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns (whether or not shown on any Tax Return). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has not requested an extension of time within which to file any Tax Return which has not since been filed. The Company has delivered to Parent complete copies of all Tax Returns of the Company for the prior four (4) years.

(b)               The unpaid Taxes of the Company (A) did not exceed the accrual for Tax liability set forth on the face of the Financial Statements as of the date thereof and (B) will not as of the end of the Closing Date exceed that accrual as adjusted for ordinary course operations through the end of the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Financial Statements, the Company has not (i) incurred any liability for Taxes arising from extraordinary gains or Losses or outside the Ordinary Course of Business, (ii) made a Tax election inconsistent with past practice; (iii) changed an accounting method for Tax purposes; (iv) changed or rescinded a Tax election; (v) changed a Tax accounting period; (vi) filed an amended Tax Return; or (vii) settled or compromised any liability with respect to Taxes.

(c)               No Tax Return filed by the Company is currently subject to an audit or other administrative or judicial proceeding, and no such audit or other proceeding has been threatened in writing. There is no claim or assessment pending, or threatened against the Company for any alleged deficiency in Taxes. All Taxes required to be paid with respect to any completed and settled audit, examination or deficiency with any Taxing Authority for which the Company is liable have been paid in full.

(d)               All Taxes that the Company was required to withhold or collect have been duly withheld and collected to the extent required by applicable Tax Law, and such Taxes have been paid over to the proper Governmental Authority.

(e)               The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes, which waiver or extension is still in effect.

(f)                The Company has not been a party to any “listed transaction” as defined in Code § 6707A(c)(2) and Treasury Regulation § 1.6011-4(b)(2).

(g)               The Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local, or foreign law), as a transferee or successor, or by contract, other than any Contract entered into in the ordinary course of business the principal purpose of which is not to provide for any indemnification for Taxes. The Company has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return since formation.

(h)               The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount or deferred revenue received on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; (vi) the receipt of (including the forgiveness of) any Governmental Program Cash prior to the Closing; or (vii) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

(i)                 The Company does not currently hold, and has never held, an interest in a foreign corporation, foreign partnership or other foreign entity (as defined in Section 7701(a) of the Code).

(j)                 Except as set forth Schedule 4.9(j) of the Disclosure Letter, the Company has no nexus or is not required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not the Company has a physical presence in such jurisdiction.

(k)               There are no liens for Taxes upon the assets of the Company other than Permitted Liens.

(l)                 The Company has not distributed shares or other equity interests of another Person, and has not had its shares or other equity interests distributed by another Person, during the last five (5) years in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)             The Company has not been engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to Tax in any country other than the country of its formation.

(n)               The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)               The Company has: (i) to the extent applicable, complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(p)               The Company is not a party to any Tax allocation or Tax sharing agreement and has no current contractual obligation to indemnify any other Person with respect to Taxes.

For purposes of this Section 4.9, the Company shall be deemed to include any subsidiary or predecessor of the Company or any Person which merged or was liquidated with and into the Company or any of its subsidiaries. Notwithstanding anything to the contrary in this Agreement, no representations or warranties are intended or made with respect to the existence, amount, usability, or limitations on usage of the Tax attributes of the Company, including net operating losses, capital loss carryforwards, foreign Tax credit carryforwards, asset bases, research and development credits, and depreciation periods, for Tax periods (or portions thereof) beginning on and after the Closing Date.

4.10          Real Property.

(a)               The Company does not own any real property.

(b)               Schedule 4.10(b) of the Disclosure Letter sets forth the addresses of all Leased Real Property and a list of all Leases. The Company has made available to Parent a true and complete copy of each such Lease. Except as set forth on Schedule 4.10(b) of the Disclosure Letter, with respect to each such Lease:

(i)                 such Lease is the valid and binding obligation of the Company, enforceable in accordance with its terms subject to proper authorization and execution of such Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies;

(ii)              neither the Company nor, to the Company’s Knowledge, any other party to such Lease is in default under such Lease.

4.11          Personal Property. Except as set forth on Schedule 4.11 of the Disclosure Letter or disposed of in the ordinary course of business, the Company has good and marketable title to, or a valid leasehold interest in, all items of tangible personal property reflected on the Most Recent Financial Statements as owned or leased by the Company, free and clear of any Liens other than Permitted Liens. The Company owns or leases all tangible assets used in or necessary to conduct its business as conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and sufficient for the purposes for which it is being used.

4.12          Intellectual Property.

(a)               Schedule 4.12(a) of the Disclosure Letter sets forth a list of: (i) all Registered Company IP; and (ii) all material unregistered Owned Company IP that consists of trademarks and copyrights. Schedule 4.12(a) of the Disclosure Letter additionally sets forth a list of all license agreements with respect to any of the Company IP that is licensed by the Company from a third party (other than Open Source Software or other "off the shelf" licenses pursuant to which such Company IP is made available through regular commercial distribution channels on standard terms and conditions) (collectively, “Licensed-In IP”). To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any agreements pertaining to Licensed-In IP.

(b)               As of the Closing Date, the Company owns, or validly licenses or otherwise possess valid rights to use, each item of Company IP. The Owned Company IP (i) is subsisting, valid and enforceable and has not been adjudged invalid or unenforceable in whole or in part; and (ii) is not subject to any outstanding judgment, consent, settlement, injunction, order, or decree restricting the use of such Owned Company IP.

(c)               All Owned Company IP is exclusively owned by the Company free and clear of all Liens other than Permitted Liens. The Company IP constitutes all of the Intellectual Property used or held for use in the conduct of the Business and under which the Business operates as conducted by Company immediately prior to the date of this Agreement and the Closing and there are no other Intellectual Property rights that are material to the ordinary conduct of the Business as conducted by Company immediately prior to the date of this Agreement and the Closing.

(d)               Except as set forth on Schedule 4.12(d) of the Disclosure Letter, (i) to the Company’s Knowledge, the operation of the Company has not infringed or misappropriated, nor is now infringing or misappropriating, the intellectual property rights of any third party; (ii) there is no claim pending or, to the Company’s Knowledge, threatened against the Company with respect to the alleged infringement or misappropriation by the Company of any intellectual property rights of any third party; and (iii) to the Company’s Knowledge, no third party is infringing or misappropriating the Owned Company IP and no claim by or on behalf of the Company against a third party with respect to the alleged infringement or misappropriation of the Owned Company IP is currently pending or threatened.

(e)               The Company has complied with all domain name registration and other requirements of relevant administration authorities concerning all domain names that are included in the Registered Company IP, and operated all websites associated with such domain names in accordance with all applicable Laws. The Company is the owner of, or has sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites associated with any domain name or social media account included in the Registered Company IP. No employee or former employee or independent contractor of the Company has any claim with respect to any Owned Company IP.

(f)                All officers, managers, directors, employees, agents, consultants and contractors of the Company who have contributed to or participated in the conception or development, or both, of the Owned Company IP have either (i) conceived or developed the intellectual property within the scope of their employment and/or been a party to “work-made-for-hire” arrangements or agreements with the Company complying with applicable national and state Law that has accorded the Company exclusive ownership of all tangible and intangible property thereby arising, or (ii) executed appropriate assignments in favor of the Company that have conveyed to the Company exclusive ownership of all tangible and intangible property arising thereby.

(g)               No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(h)               The Company has taken commercially reasonable steps to protect, preserve and maintain the confidentiality, integrity and security of all trade secrets and confidential information contained in the Owned Company IP from any unauthorized use, access, disclosure, destruction or modification, and, to the Knowledge of Company, no such use, access, disclosure, destruction or modification has occurred.

(i)                 Except as set forth on Schedule 4.12(i) of the Disclosure Letter, the Company has at all times enforced a policy of requiring officers, directors, managers, employees, agents, consultants and contractors to execute proprietary information, confidentiality and assignment agreements protecting the secrecy, confidentiality and value of such trade secrets or confidential information. The documentation relating to all material trade secrets and confidential information necessary for the operation of the Business by the Company as of the Closing Date is, in all material respects, current, accurate and sufficient in detail and content to identify and explain such trade secrets or confidential information and to allow their full and proper use in the Business immediately following the Closing Date, without reliance on the knowledge or memory of any individual.

(j)                 To the Knowledge of Company, no Contract to which the Company is a party or is otherwise bound will cause or require (or would purport to cause or require) the Parent or any of its Affiliates or the Company, on account of the transactions contemplated by this Agreement, to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of the Company IP; (ii) be obligated, in relation to its or their products, services, or Intellectual Property rights, to pay any royalties or other amounts or offer any discounts to any other Person; or (iii) become bound or subject to any non-compete or other material restrictions on the operations or scope of their respective businesses.

(k)               Schedule 4.12(k) of the Disclosure Letter identifies each of the products and services (including but not limited to software applications and data-as-a-service offerings) that the Company currently offers or for which the Company currently provide technical support or maintenance, or that the Company has developed and intends to release within six (6) months after execution of this Agreement.

(l)                 Schedule 4.12(l) of the Disclosure Letter sets forth all of the Software owned by the Company. The Company possesses complete copies of all source code for all currently used versions of the Software owned by the Company, along with all material documentation and materials necessary to compile, modify, maintain and operate such Software. Except as set forth in Schedule 4.12(l) of the Disclosure Letter, the Company has not disclosed, delivered, licensed or otherwise made available, and does not currently have, any duty or obligation to disclose, deliver, license or otherwise make available, the source code for any Software owned by the Company.

(m)             Schedule 4.12(m) of the Disclosure Letter sets forth a complete and accurate list of all Open Source that is incorporated into, integrated or bundled with, or otherwise used in or with any Software owned by the Company, identifying the applicable Open Source license and a description of the manner in which such Open Source has been used in or with such Software owned by the Company. The Company is in material compliance with each license governing its use of Open Source software. No Software owned by the Company is or has become subject to Open Source disclosure obligations that would obligate the Company to disclose, make available, offer or deliver any portion of the source code of any such Software owned by the Company to any third party.

(n)               The Company Systems are (i) sufficient for the immediate operation of the business of the Company as operated as of the date hereof, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the business of the Company as of the date hereof. Except as set forth on Schedule 4.12(n) of the Disclosure Letter, there have been no internal or external audits of the Company Systems or privacy or security practices in which material exceptions or deficiencies were noted, except as have been resolved without Liability to or other adverse impact upon the Company. The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Systems. Following the Closing, the Company will have sufficient rights and access to all Company Systems necessary to operate the Business as it was conducted by the Company immediately prior to the Closing.

(o)               Except as set forth in Schedule 4.12(o) of the Disclosure Letter, during the two (2) year period prior to the date hereof, there have been no security incidents, failures, breakdowns or continued substandard performance which have caused or would be reasonably expected to cause any substantial disruption or interruption in or to (i) use of the Company Systems, (ii) any customer’s use of the Company’s products or services, or (iii) other material aspects of the operation of the Business.

(p)               Except as set forth in Schedule 4.12(p) of the Disclosure Letter, the Company has (i) complied in all material respects with all applicable Laws and with their own respective published policies and internal policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal data; and (ii) taken commercially reasonable measures to ensure that personal data is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No Person has made any claim or commenced any legal proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personal data by the Company, and to the Company’s Knowledge, there is no reasonable basis for any such claim or legal proceeding.

4.13          Contracts. Except as listed or described on Schedule 4.13 of the Disclosure Letter, as of the date hereof, the Company is not a party to or bound by any material written agreements or contracts (“Contracts”) that are of a type described below (such Contracts listed on Schedule 4.13 of the Disclosure Letter are referred to herein as the “Material Contracts”):

(a)               any consulting agreement or employment agreement that provides for annual base compensation exceeding $200,000 per year and which cannot be terminated by the Company without penalty on notice of thirty (30) days or less;

(b)               any collective bargaining agreement with any labor union or other collective bargaining representative;

(c)               any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $200,000;

(d)               any Contract for the purchase by the Company, or the sale or furnishing to the Company, of materials, supplies, merchandise, equipment or services (other than utilities services in the ordinary course of business) reasonably expected to require aggregate payments in excess of $200,000 for the twelve (12) month period following the date hereof;

(e)               any Contract under which the Company is providing products or services to customers and for which the purchase of products or services from the Company for the twelve (12) month period preceding the date hereof exceeded $200,000;

(f)                any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees for expenses in the ordinary course of business or transactions with customers on credit in the ordinary course of business);

(g)               any Contract granting any Person a Lien on all or any part of the assets of the Company, other than Liens which will be released at or prior to the Closing and Permitted Liens;

(h)               any Contract under which the Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by the Company, in any single lease under (i) or (ii) having an original value in excess of $200,000;

(i)                 any Contract under which the Company has granted or received a license or sublicense of Intellectual Property or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payment in an amount in excess of $25,000, other than licenses for commercially available prepackaged software;

(j)                 any Contract that includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company to compete (geographically or otherwise) in any line of business;

(k)               any Contract that includes any change in control restriction or payment; or

(l)                 any Contract involving the operation of any joint venture or partnership entity.

The Company has made available to Parent a true and complete copy of each written Material Contract. Except as set forth on Schedule 4.13 of the Disclosure Letter and except for Contracts that have expired on their own terms or were terminated (with surviving provisions), as of the date hereof, each Material Contract is a valid and binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 4.13 of the Disclosure Letter, neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or material default under such Material Contract.

4.14          Litigation. Except as set forth on Schedule 4.14 of the Disclosure Letter, as of the date hereof there are no actions, suits, claims or legal, administrative or arbitral proceedings pending or, to the Company’s Knowledge, threatened against the Company, nor is the Company subject to any judgment, order or decree of any Governmental Authority, in each case other than where such suit, judgment, order or decree would reasonably be expected to be material to the Company. Except as set forth in Schedule 4.14 of the Disclosure Letter, the Company is not subject to any judgments, decrees, injunctions, required undertakings, corrective action plans or orders of any Governmental Authority.

4.15          Employee Benefits.

(a)               Schedule 4.15(a) of the Disclosure Letter lists each Employee Benefit Plan. Each Employee Benefit Plan has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA and the Code, except where the failure to so comply would not have a Material Adverse Effect. The Company has complied in all material respects with the provisions of COBRA, the American Rescue Plan provisions related to COBRA premium subsidy, and the Health Insurance Portability and Accountability Act of 1996. The Company has not received any written notice that any Employee Benefit Plan is under audit, examination or investigation by any Governmental Authority. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been made in accordance with the terms of the Employee Benefit Plans and in compliance with the requirements of all applicable Laws. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service and no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and, to the Company’s Knowledge, no event has occurred since the date of the most recent such letter or application therefor relating to any such Employee Benefit Plan that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. The Company has not engaged in a transaction in connection with which the Company reasonably could be expected to become subject to either a civil penalty assessed pursuant to § 409 or § 502(i) of ERISA or a Tax imposed pursuant to Code § 4975 or § 4976. There are no pending, or threatened or anticipated audits, investigations, claims, suits, grievances or other proceedings, and, to the Knowledge of the Company, there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Employee Benefit Plan, or any rights or benefits thereby (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto which are reasonably likely to result in a liability.

(b)               No Employee Benefit Plan is subject to Title IV of ERISA or Code § 412 or is a Multiemployer Plan. With respect to each Employee Benefit Plan that is a “welfare plan” (as defined in § 3(1) of ERISA) (whether or not subject to ERISA), the Company does not have any liability with respect to any obligation to provide welfare benefits, including death or medical benefits (whether or not insured), with respect to any employee beyond such employee’s termination from employment, other than coverage mandated by Code § 4980B, by applicable Law or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(c)               No employer other than the Company or any entity that is considered an employer with the Company under ERISA § 4001(a)(14) or Code § 414(b), (c), (m) or (o) (the “ERISA Affiliate”) is permitted to participate or participates in any Employee Benefit Plan. No leased employees (as defined in Code § 414(n)) or independent contractors are eligible for, or participate in, any Employee Benefit Plan.

(d)               The Company has made available to Parent copies of the following, as applicable, with respect to the Employee Benefit Plans: (i) current plan documents and the most recent summary plan description provided to participants, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the three (3) most recent annual reports (Form 5500 or Form S/F), (iv) the trust, insurance contract or other funding arrangement, and (v) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor and the Internal Revenue Service).

(e)               Each Employee Benefit Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111 148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111 152) (collectively, the “ACA”), referred to as an “ACA Plan,” is in compliance with the ACA. Each employer under common control with the Company under Code § 414 offers and has offered minimum essential health coverage, satisfying affordability and minimum value requirements, to their employees required to be offered coverage to avoid a penalty (“Full-Time Employees” as determined under the ACA) so as to avoid any liability under Code § 4980H. Each ACA Plan is and has been operated in compliance with: (i) market reform mandates set forth under §§ 2701 through 2719A of the Public Health Services Act; (ii) fees and reporting requirements under Code § 4376 of the Code; (iii) Code §§ 105, 106 and 125; (iv) information reporting under Code §§ 6051(a)(14), 6055, 6056, 6721 and 6722; (v) Internal Revenue Service, Department of Labor, and U.S. Department of Health and Human Services guidance (including, but not limited to, regulations, notices, and interpretive guidance) on compliance for group health plans, and (vi) standards for electronic transactions and operating rules under §§ 1171 and 1173 of the Social Security Act. Each Employer has timely provided Forms 1095-C to the participants, and timely filed Forms 1094-C and Forms 1095-C with the Internal Revenue Service. No Employer has received a communication from the Internal Revenue Service regarding or notice of a potential or proposed penalty under Code §§ 4376, 4980D, 4980H, 6055, 6056, 6652, 6721 or 6722.

(f)                Except for increases in the ordinary course of business or as otherwise required by Law or existing Contract, the Company has not made or committed to make any increase in contributions or benefits under any Employee Benefit Plan that would become effective either on or after the Closing Date.

(g)               No Employee Benefit Plan is currently under audit or examination by the Internal Revenue Service or the Department of Labor.

(h)               Except as set forth on Schedule 4.15(h) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination, change of control payments, golden parachute, forgiveness of indebtedness or otherwise) becoming due to current or former employees of the Company or its ERISA Affiliates (including any key employee) from the Company or such ERISA Affiliate under any employment agreements or Employee Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any employment agreement or Employee Benefit Plan or otherwise; (iii) result in any acceleration of the time of payment or vesting of any such benefits; or (iv) result in any payment (whether in cash or property or the vesting of property) or provision of any amount or benefit to any “disqualified individual” (within the meaning of Section 280G of the Code) that, individually or in combination with any other payment or benefit, could reasonably be expected to result in the imposition of any penalty or Tax under Section 280G or 4999 of the Code.

(i)                 The Company and/or its ERISA Affiliates can terminate each Employee Benefit Plan without further liability to the Company and/or its ERISA Affiliates, other than benefits described in such Employee Benefit Plans which vested prior to termination and other than costs in the normal course associated with terminating any Employee Benefit Plans, including costs necessary to satisfy any notice periods described in such Employee Benefit Plan documents or funding vehicles. No action or omission of the Company or any ERISA Affiliate in any way restricts, impairs or prohibits the Company, any ERISA Affiliate or any successor from amending, merging, or terminating any Employee Benefit Plan in accordance with the express terms of any such Employee Benefit Plan and applicable Law.

(j)                 Except as set forth on Schedule 4.15(j) of the Disclosure Letter, each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Code § 409A has been operated and maintained in compliance in all material respects with Code § 409A and the Treasury Regulations and other applicable guidance thereunder.

4.16          Environmental Matters. Except as set forth on Schedule 4.16 of the Disclosure Letter:

(a)               The Company is in compliance in all material respects with all applicable Environmental Laws.

(b)               During the five-year period prior to the date hereof, the Company has not received any written notice regarding any actual or alleged unresolved violation of Environmental Laws, or any unresolved liability arising under Environmental Laws, in each case relating to the Business of the Company.

(c)               Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including all matters relating to any Environmental Laws.

4.17          Licenses and Permits. Schedule 4.17 of the Disclosure Letter sets forth a list of all material notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations (collectively, the “Licenses”) held by the Company and issued by, or submitted by the Company to, any Governmental Authority or other Person, which constitute all Licenses used by the Company in the conduct of the Business. The Company holds the Licenses which are required for the Company to operate the Business as presently conducted by it in all material respects.

4.18          Employment; Labor Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, and collective bargaining agreements and arrangements respecting employment and employment practices, including, but not limited to, terms and conditions of employment, Tax withholding, prohibited discrimination, harassment, retaliation, equal employment, fair employment practices, immigration, work authorization, employee safety and health, leaves of absences, paid sick leave, workers’ compensation, disability rights, privacy, unemployment compensation, withholding, benefits, overtime compensation, child labor, COVID-19 guidance, meal and rest breaks, and wages and hours. To the Company’s Knowledge, all employees and independent contractors have been properly classified as employee/contractor and exempt/non-exempt under all applicable laws. There is no, and within the three (3)-year period prior to the date hereof, the Company has not experienced any, material strike, picketing, boycott, work stoppage, slowdown, charge or complaint of unfair labor practice or employment discrimination or, to the Company’s Knowledge, union organizational activity, nor, to the Company’s Knowledge, is any such action or activity presently threatened against the Company. The Company is in compliance in all material respects with all provisions of the Worker Adjustment and Retraining Notification Act of 1988 and has not engaged in any terminations or layoffs sufficient to trigger coverage under the statute.

4.19          Insurance Policies. The Company has made available to Parent correct and complete copies of all material insurance policies, including general liability, product liability, comprehensive general liability and umbrella insurance policies, maintained as of the date hereof by the Company, together with descriptions of “self-insurance” programs. All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and the Company is otherwise in compliance in all material respects with the terms thereof.

4.20          Books and Records. The minute books of the Company are complete and up-to-date in all material respects and have been maintained in accordance with reasonable business practice. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) in accordance with reasonable business practice. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

4.21          Interested Party Transactions. To the Company’s Knowledge, as of the date hereof, no officer, director or Affiliate of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest) has or has had during the last five (5) years, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services or (ii) a beneficial interest in any Material Contract to which the Company is a party (excluding, for the sake of clarity, any Material Contract related to the purchase of debt or equity securities from the Company and/or such Person’s rights as a Company equity or debt holder); provided, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.21.

4.22          Customers; Suppliers.

(a)               Schedule 4.22(a) of the Disclosure Letter identifies the (i) top twenty-five (25) largest customers of the Company by subscription revenue, (ii) the top twenty-five (25) largest customers of the Company by transaction revenue, and (iii) the top five (5) largest customers of the Company by one-time revenue, in each case for each of the six (6) months ended June 30, 2021 and the twelve (12) months ended December 31, 2020 (the “Significant Customers”). During the one (1) year period prior to the date hereof, the Company has not received written notice from any Significant Customer indicating that any such Significant Customer intends to terminate or materially diminish its purchases from the Company. As of the date hereof, there are no material disputes pending or threatened in writing under or relating to any Contract with any Significant Customer.

(b)               Schedule 4.22(b) of the Disclosure Letter identifies the ten (10) largest suppliers of the Company by aggregate payments by the Company for each of the six (6) months ended June 30, 2021 and the twelve (12) months ended December 31, 2020 (the “Significant Suppliers”). During the one (1) year period prior to the date hereof, the Company has not received written notice from any Significant Supplier indicating that any such Significant Supplier intends to terminate or materially diminish its business relationship with the Company.

4.23          Privacy and Information Security. The conduct of the Company’s business as of the date hereof is in compliance in all material respects with applicable Laws related to data privacy and security. To the Company’s Knowledge, during the five (5) year period prior to the date hereof, there has been no material unauthorized intrusion or breach of the security of the Company’s information technology systems it uses to use, store, or maintain information that can reasonably be associated with an identified or identifiable natural person.

4.24          PPP Loan. Schedule 4.24 of the Disclosure Letter sets forth the loan pursuant to the CARES Act received by the Company (the “PPP Loan”). The Company has provided to Parent true and complete copies of the PPP Loan application and such application, including all representations and warranties therein, are true, correct and complete in all material respects. The Company was eligible for the PPP Loan as of the date of its application and has complied with all terms and conditions relating to the PPP Loan. The PPP Loan has been forgiven in full prior to the Closing. Except for the PPP Loan, the Company is not participating nor has it received or requested any amounts under or pursuant to any CARES Act stimulus funds program or other programs related to the COVID-19 pandemic.

4.25          Export and Economic Sanctions Law Compliance. The Company has for the five (5) year period prior to the Effective Time conducted its business in accordance with all applicable U.S. export control and economic sanctions laws and regulations, including the Export Administration Regulations and the regulations enforced by the Office of Foreign Assets Control included in 31 CFR Part 500; and all other applicable export control and economic sanctions laws in other countries in which the Company conducts business. Without limiting the foregoing:

(a)               the Company has obtained all material export licenses and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, commodity classifications rulings and filings with any Governmental Authority required for: (i) the export, import, and re-export of products, services, software, and technologies; and (ii) releases of technologies and software to foreign persons located in the United States and abroad (“Export Approvals”);

(b)               the Company is in material compliance with the terms of all applicable Export Approvals;

(c)               there are no pending claims or, to the Company’s Knowledge, claims threatened against the Company with respect to such Export Approvals;

(d)               to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)               no Export Approvals for the transfer of export licenses are required to consummate the transactions contemplated by this Agreement, or such Export Approvals can be obtained expeditiously without material cost.

4.26          Anti-Corruption Laws. Except as set forth in Schedule 4.26 of the Disclosure Letter, neither the Company nor any of its respective members, managers, officers, employees or, to the Company’s Knowledge, the Company’s distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company, directly or indirectly, (a) taken any action that would cause it to be in material violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or any applicable anti-corruption or anti-bribery law that implemented the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions if the Company is currently doing business in the particular OECD country or any other Law applicable to the conduct of business with Governmental Authorities in any country in which Company is currently operating (collectively, the “Applicable Anti-Corruption Laws”), (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (c) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any commission payment, fee, gift, sample, travel expense or entertainment), or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, including inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his or her influence with a foreign government or an instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients described in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official. The books, records and accounts of the Company have accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. To the Company’s Knowledge, there have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.

4.27          CFIUS. The Company does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” as that term is defined in 31 CFR Part 800.

4.28          Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, (a) neither the Company nor any of its Affiliates or representatives (or any other Person) makes, or has made, any representation or warranty relating to the Company or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or representatives of any of the foregoing as having been authorized by the Company (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT, PARENT AND

MERGER SUB

Ultimate Parent, Parent and Merger Sub represent and warrant to the Company as follows:

5.1              Organization of Ultimate Parent, Parent and Merger Sub. Each of Ultimate Parent, Parent and Merger Sub is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

5.2              Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct or indirect wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement and described herein, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.3              Authorization; Enforceability. Each of Ultimate Parent, Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Ultimate Parent, Parent and Merger Sub and the consummation by Ultimate Parent, Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Ultimate Parent, Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger and such other documents as required by applicable Law. This Agreement has been duly executed and delivered by Ultimate Parent, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of Ultimate Parent, Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.4              Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, will (i) violate any Laws to which Ultimate Parent, Parent or Merger Sub is subject, (ii) violate any provision of Ultimate Parent’s, Parent’s or Merger Sub’s Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Ultimate Parent, Parent or Merger Sub under, any agreement, contract, lease, license, instrument or other arrangement to which Ultimate Parent, Parent or Merger Sub is a party or by which any of them is bound or to which any of their assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not materially adversely affect or delay Ultimate Parent’s, Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement. Except for the filing of the Certificate of Merger under the DGCL, the pre-merger notification requirements of the HSR Act and any applicable foreign antitrust and competition law filings, none of Ultimate Parent, Parent or Merger Sub needs to give any material notice to, make any material filing with or obtain any material authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5              Brokers’ Fees. None of Ultimate Parent, Parent or Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.6              Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or threatened against, Ultimate Parent, Parent or Merger Sub that would materially adversely affect or delay Ultimate Parent’s, Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.7              Financing. Ultimate Parent and Parent have, on the date hereof, and as of the Effective Time will have, the financial capability and all sufficient cash on hand or existing unconditional commitments necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. Neither Ultimate Parent nor Parent has reason to believe that there are any conditions to the payment of such cash or, in the case of any such existing unconditional commitments, to the drawing of amounts thereunder which cannot be satisfied by Ultimate Parent or Parent as of the date hereof and as of the Effective Time. Immediately following the consummation of the transactions contemplated hereby, neither Ultimate Parent nor Parent, on the one hand, nor the Company, on the other hand, will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

5.8              Consideration Shares. The Consideration Shares will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

5.9              SEC Reports; Financial Statements. The Ultimate Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Ultimate Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Ultimate Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Ultimate Parent has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Ultimate Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.10          Material Changes. Except for the issuance of the Consideration Shares and the other transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Ultimate Parent or its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Ultimate Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

5.11          Independent Investigation. Each of Ultimate Parent, Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its Affiliates and representatives of any of the foregoing) that each of them has conducted and completed its own investigation, analysis and evaluation of the Company, that each of them has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company as it has deemed necessary or appropriate, that each of them has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and its financial condition, business, results of operations, properties, assets, liabilities, and prospects. Each of Ultimate Parent, Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its Affiliates and representatives of any of the foregoing) that, as of the date hereof, Parent and its Affiliates and its and their representatives (a) have received full access to (i) such personnel, books and records, facilities, equipment, Contracts and other assets of the Company that Parent and its Affiliates and representatives of any of the foregoing, as of the date hereof, have requested to review and (ii) the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby, and (b) have had full opportunity to meet with the management and other representatives of the Company and to discuss the financial condition, business, results of operations, properties, assets, liabilities, and prospects of the Company.

5.12          No Other Representations and Warranties. Each of Ultimate Parent, Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its Affiliates and representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article IV, (a) neither the Company nor any of its Affiliates or any Representative of the foregoing (or any other Person) makes, or has made, any representation or warranty relating to the Company or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and none of Ultimate Parent, Parent, Merger Sub nor any of their Affiliates or any representatives of any of the foregoing is relying on, or has relied on, any representation or warranty except for those expressly set forth in Article IV, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby except for those expressly set forth in Article IV, and if made, such representation or warranty has not be relied upon by Ultimate Parent, Parent, Merger Sub, or any of their Affiliates or representatives of any of the foregoing for any reason, including as having been authorized by the Company (or any other Person), (c) Ultimate Parent, Parent and Merger Sub and their Affiliates and representative of the foregoing have not relied or acted in reliance on, and are not relying or acting, including, as applicable, entering into or consummating this Agreement or the transactions contemplated hereby, in reliance on any representation or warranty, express or implied, at law or in equity, relating to the Company or its financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to the Company or in reliance on any materials, statements or information provided or addressed to Ultimate Parent, Parent or Merger Sub or their representatives or Affiliates, or the accuracy and completeness thereof, and that no Person shall have any liability with respect to any such representation, warranty, materials, statements or information or omissions therefrom, and (d) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Ultimate Parent, Parent, Merger Sub or any of their Affiliates or the representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with this Agreement, the Merger or the other the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent expressly set forth in Article IV. Each of Ultimate Parent, Parent and Merger Sub (for itself and on behalf of its Affiliates and the representatives of any of the foregoing), hereby disclaims any and all statements or implied representations or warranties except as expressly set forth in Article IV, and acknowledges and agrees there are no, and none of them are relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose, or otherwise) except as expressly set forth in Article IV.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE ROLLOVER MEMBERS

Each Rollover Member represents and warrants to the Ultimate Parent and the Parent, severally and not jointly, that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this Article VI are true and correct.

6.1              Accredited Investor. Such Rollover Member is an accredited investor (as defined in Rule 501(a) of the Securities Act) and has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of such Rollover Member’s decision to acquire the Consideration Shares and is able to bear the economic risk of this investment. Such Rollover Members is not acquiring the Consideration Shares as a result of any form of “general solicitation” or “general advertising” (as such terms are used under Rule 502(c) of Regulation D under the Securities Act). The acquisition of the Consideration Shares by such Rollover Member does not contravene any of the applicable securities legislation in the jurisdiction in which such Rollover Member resides.

6.2              Investment Purposes Only. Such Rollover Member is acquiring the Consideration Shares under this Agreement for investment purposes only and not with a view to resale or distribution in violation of United States federal or state securities Laws or applicable Canadian securities Laws. Such Rollover Member is acquiring the Consideration Shares as principal for such Rollover Member’s own account and not for the account or benefit of anyone other than such Rollover Member.

6.3              Access to Information. Such Rollover Member acknowledges that such Rollover Member has had the opportunity to ask questions of and receive answers from the Ultimate Parent regarding such Rollover Member’s investment in the Consideration Shares and has received all the information regarding the Ultimate Parent that such Rollover Member has requested. Such Rollover Member acknowledges that such Rollover Member has had the opportunity to review the Ultimate Parent’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statement and other filings which the Ultimate Parent has made with the Securities and Exchange Commission and applicable securities commissions in Canada. Subject to the covenants and other agreements in Section 10.1, such Rollover Member understands and agrees that there may be material Tax consequences to such Rollover Member under applicable Tax Laws of an acquisition or disposition of the Consideration Shares, and that the Ultimate Parent does not give any opinion or makes any representation with respect to such Tax consequences to such Rollover Member.

6.4              Restricted Securities. Such Rollover Member understands that the Consideration Shares are restricted securities (as defined in Rule 144 under the Securities Act) and agrees that if such Rollover Member decides to offer, sell, pledge or otherwise transfer the Consideration Shares, such Rollover Member will not offer, sell, pledge or otherwise transfer any of the Consideration Shares, directly or indirectly, unless: (i) the transfer is to the Ultimate Parent; (ii) the transfer is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder or other exemption, if available, and in accordance with applicable state securities Laws; or (iii) the Consideration Shares are transferred in a transaction that does not require registration under the Securities Act or any applicable state securities Laws or applicable Canadian securities Laws. Each Rollover Member acknowledges and agrees that the Consideration Shares are subject to resale restrictions imposed by applicable Canadian securities laws on the holder of the Consideration Shares and each Rollover Member is solely responsible for compliance with such resale restrictions applicable to such Rollover Member. If at any time a Rollover Member proposes to resell Consideration Shares in compliance with Rule 144 under the Securities Act, then upon the delivery by such Rollover Member of the usual and customary factual confirmations demonstrating the availability of Rule 144 under the Securities Act, Ultimate Parent will use its commercially reasonable efforts to cause the Securities Act legend to be removed from the certificate evidencing the Consideration Shares in connection with such sale. Ultimate Parent will also engage and pay the costs of counsel to prepare a Rule 144 legal opinion in connection therewith, if such opinion is required by either Ultimate Parent or its transfer agent.

6.5              Legend. Each Rollover Member understands and acknowledges that, upon issuance of the Consideration Shares, and until such time as such legend is no longer required under the applicable requirements of the Securities Act, applicable U.S. state securities Laws and regulations or applicable Canadian securities Laws, the certificates representing the Consideration Shares will bear legends in substantially the following forms:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO RITCHIE BROS. AUCTIONEERS INCORPORATED (THE “CORPORATION”), (B) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN An AGREEMENT AND PLAN OF MERGER ENTERED INTO BY THE CORPORATION, RITCHIE BROS. HOLDINGS, INC., lego MERGER SUB inc., SMARTEQUIP, INC., THE ORIGINAL HOLDER OF THESE SECURITIES, CERTAIN OTHER SECURITYHOLDERS OF SMARTEQUIP, INC., and a representative of the SECURITYHOLDERS OF SMARTEQUIP, INC., A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

“Unless permitted under securities legislation, the holder of this security must not trade the security before [insert the date that is 4 months and a day after date of issuance of Consideration shares].”

6.6              Residency. Such Rollover Member is not resident in Canada.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1              Covenants of the Company.

(a)               Conduct of Business. Except as contemplated by this Agreement, set forth on Schedule 7.1 of the Disclosure Letter or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article XII hereof, the Company covenants and agrees that:

(i)                 The Company shall conduct the Business in the ordinary course of business consistent with past practice.

(ii)              The Company shall use commercially reasonable efforts to (A) maintain and preserve intact the present business organizations of the Company; (B) keep available the services of the present officers of the Company; (C) and preserve the rights, Intellectual Property Rights, goodwill and relationships of the Company with customers, suppliers, distributors, licensors, licensees and others having business dealings with the Company, in each case in all material respects.

(iii)              Except for salary increases in the ordinary course of business or as otherwise required by Law or existing Contract, the Company shall not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) enter into or materially amend any employment, severance, change in control, consulting or other compensation agreement with any employee, (iii) amend or enter into a new Employee Benefit Plan, or (iv) make or agree to make any bonus or profit sharing payments to any employee.

(iv)              Other than in connection with the exercise of any Options or Warrants outstanding as of the date hereof, the Company shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other equity interests of the Company, or any securities convertible into any such shares or other equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such shares, equity interests or convertible securities.

(v)               The Company shall not amend its Organizational Documents.

(vi)              The Company shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets.

(vii)             The Company shall not assign, license or otherwise transfer any Company IP, other than non-exclusive licenses granted in the ordinary course of business.

(viii)             The Company shall not incur any indebtedness for borrowed money in an aggregate amount in excess of $250,000, guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of such Person or guarantee any debt securities of others.

(ix)              The Company shall not make any loan to or enter into any other transaction with any of its managers, directors, officers or key employees, except for such transactions required by Law or existing Contract.

(x)                The Company shall not authorize any new capital expenditure or expenditures that individually exceed $100,000 or in the aggregate exceed $250,000.

(xi)               The Company shall not declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock.

(xii)              The Company shall not acquire an equity interest in, or portion of the assets of, any business or any corporation, partnership or other business organization or division.

(xiii)             Other than as required by Law, the Company shall not materially change any of the accounting principles or elections, practices or methods used by it.

(xiv)            The Company shall not (1) make or change any material Tax election, (2) adopt or change any material Tax accounting method, (3) file any material amendment to a Tax Return, (4) enter into any closing agreement with a Governmental Authority with respect to material Taxes, (5) settle or compromise any claim or assessment with a Governmental Authority in respect of material Taxes, (6) consent to any extension or waiver of the statutory period of limitations (and such extension or waiver, as the case may be, is effective after the Closing Date) applicable to any claim or assessment by a Governmental Authority in respect of Taxes, or (7) file an Income Tax Return or other material Tax Return without first providing Parent with ten (10) days to review such Income Tax Return or other material Tax Return prior to filing with a Governmental Authority.

(xv)             Other than in the ordinary course of business, the Company shall not enter into any Contract that, or amend any Material Contract to, expressly (1) restrains the ability of the Company to compete with or conduct any Business, (2) imposes exclusive dealing obligations on the Company, (3) requires the Company to comply with “most favored nations” terms, (4) contains any change in control restrictions or payment, that, had it been in effect on the date hereof, would have been required to be disclosed in the Disclosure Letter pursuant to Schedule 4.4 of the Disclosure Letter, unless the counter-party thereto has waived in writing such change in control restriction in connection with the transactions contemplated hereby.

(xvi)            The Company shall not terminate any Material Contract other than in connection with the renewal or continuation of business with the other party to such Material Contract.

(xvii)           The Company shall not agree in writing or otherwise to take any of the actions describe in Sections 7.1(a)(ii) through 7.1(a)(xvi).

(b)               Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article XII hereof, the Company shall not, and shall not permit any other Person on behalf of the Company to, take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Ultimate Parent, Parent, Merger Sub and their representatives) concerning any merger or recapitalization involving the Company, sale of Common Shares, sale of any significant portion of the assets of the Company or similar transaction involving the Company. The Company shall, and shall cause the Company and their officers, directors, agents and representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any merger or recapitalization involving the Company, sale of Common Shares, sale of any significant portion of the assets of the Company or similar transactions involving the Company.

(c)               Access to Information. The Company will permit Parent and its representatives (including legal counsel and accountants) to have, upon reasonable prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as to minimize any disruption to the normal business operations of the Company, to the premises, books, records (including Tax records), contracts and documents of or pertaining to the Company, and the Company will instruct its representatives to cooperate with Parent. All requests for such access shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts, neither Parent nor any of its representatives shall contact any employee, customer, supplier, landlord or other material business relation of the Company without the prior written consent of the Company.

(d)               Sensitive Information. Notwithstanding anything set forth in this Article VI to the contrary, the Company may withhold from Ultimate Parent, Parent and Merger Sub (x) any document or information that is subject to the terms of a confidentiality agreement with a third party, (y) any document or information regarding the Company’s entry into or conducting of a competitive sale process prior to the execution of this Agreement or (z) such portions of documents or information relating to pricing or other matters that are deemed by the Company to be highly sensitive if the exchange of such documents (or portions thereof) or information might reasonably result in any waiver of attorney-client privilege or antitrust violations.

(e)               Requisite Stockholder Approval.

(i)                 On or prior to the date hereof, the Company Stockholders listed on Schedule 7.1(e) of the Disclosure Letter (the “Required Stockholders”) have executed and delivered to Parent an action by written consent in the form attached hereto as Exhibit H adopting, among other things, this Agreement (the “Written Consent”).

(ii)               Within ten (10) Business Days of the execution of this Agreement, the Company shall use commercially reasonable efforts (including requesting to any Required Stockholders that they promptly elect to exercise and enforce any so-called “drag-along” or similar rights under the Company’s Organizational Documents or any other applicable Contract or other right of a similar nature that is enforceable by such Required Stockholders, the Company, or any combination thereof) to seek to obtain a written consent from all of the Company Stockholders that did not deliver the Written Consent, by delivery of an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) concerning (A) the Company, its business, and financial performance, (B) the terms of this Agreement, (C) the Merger and the other transactions contemplated hereby, (D) notice required by Sections 228(e) and 262 of the DGCL of the approval of the Merger and that appraisal rights are available, and (E) the recommendation of the Company’s board of directors that the Company Stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby and not exercise their appraisal or dissenters rights under applicable Law, including Delaware Law, in connection with the Merger. Parent and its counsel will be given a reasonable opportunity to review and comment on the Information Statement before it is mailed to the Company Stockholders and the Company will consider in good faith all comments of Parent and its counsel in connection therewith. Parent shall reasonably cooperate with the Company in the preparation of the Information Statement and promptly provide all information regarding Parent and Merger Sub reasonably requested by the Company. Other than with respect to such information provided by Parent in writing expressly for inclusion in the Information Statement, the Company shall be solely responsible for the preparation, form and substance of the Information Statement. Following delivery of the Requisite Stockholder Approval, the board of directors of the Company shall not alter, modify, change or revoke its approval of this Agreement, the Merger and the other transactions contemplated hereby, nor its recommendation to the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(f)                Stockholder Vote Concerning Code Section 280G. Within ten (10) Business Days of the execution of this Agreement, the Company shall use commercially reasonable efforts to submit to the Company Stockholders for approval, by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that the Company determines may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), such that such payments and benefits shall not be deemed to be Section 280G Payments. Such stockholder approval and consent materials (collectively, the “280G Information Statement”) may be combined with or included in the Information Statement and shall be subject to prior review by Parent, and such review shall not be unreasonably withheld or delayed.

7.2              Covenants of Ultimate Parent and Parent.

(a)               Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger with and into the Company pursuant to this Agreement.

(b)               Stock Exchange Listing. The Ultimate Parent shall use commercially reasonable efforts to cause the Consideration Shares to be (i) conditionally approved for listing by the Toronto Stock Exchange, subject to satisfaction of the conditions contained in the conditional approval letter, and (ii) approved for listing by the New York Stock Exchange, prior to the Closing.

7.3              Mutual Covenants.

(a)               Filings; Consents; Etc.

(i)                 The Parent and the Company shall use reasonable best efforts to file as soon as practicable, and in any event not later than the tenth (10th) Business Day after the date hereof or such later date as may be agreed by the parties, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and, as promptly as practical, any notifications required to be filed under foreign antitrust and competition law with respect to the transactions contemplated hereby. Each of the Parent and the Company shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other antitrust and competition law. The Parent and the Company shall each have responsibility for one-half of the HSR Act filing fee and any notifications that may be filed under foreign and competition law.

(ii)              The Parent and the Company shall (1) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (2) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act). The Parent and the Company shall (A) promptly notify each other of any oral or written communication received from any Governmental Authority and, subject to applicable Law, permit each other to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of each other in connection therewith); (B) not agree to participate, or to permit each parties’ Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (C) furnish each other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Authority or members of its staff with respect to this Agreement. The Parent shall have the sole right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for deciding whether to re-file any pre-merger notification, for defending any lawsuit challenging the transactions contemplated hereby, and for leading all meetings and communications with any Governmental Authority that has authority to enforce the HSR Act or any other Antitrust Law; provided however, that the Parent shall consult with the Company and consider in good faith views expressed by the Company and its advisors concerning the foregoing.

(iii)               The Parent and the Company shall use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things (including the satisfaction of the conditions set forth in Section 8.1 and Section 8.2) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, nothing shall require the Parent to take any action that will require, or be deemed to require, the Parent or the Company to take any action described in this Section 7.3(a)(iii) that could reasonably be expected to have or result in a “Material Adverse Impact,” including but not limited to any Material Adverse Impact that would result from (1) disposing or transferring any asset, including those of the Parent or the Company; (2) licensing or otherwise making available to any Person, any technology or other Intellectual Property of the Parent or the Company; (3) holding separate any assets or operations (either before or after the Closing Date) of the Parent or the Company; or (4) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Authority or otherwise) regarding future operations of the Parent or the Company’s business to obtain any approval or clearance from any Governmental Authority or to prevent the initiation of any lawsuit by any Governmental Authority or Person under the HSR Act or other antitrust or competition laws or to prevent the entry of any decree, judgment, injunction (preliminary or permanent), or any order that would otherwise make the Agreement, the transactions contemplated hereby, or any contingent agreements unlawful. “Material Adverse Impact” means any material reduction in the value (including any reasonably anticipated economic benefit), measured either individually or in the aggregate, of the Parent, the Company or the combined businesses, expected from any of the transactions contemplated by this Agreement.

(iv)             Notwithstanding anything to the contrary contained in this Agreement or contingent agreements, the Parent shall not be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or other antitrust or competition laws, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, the Parent is not required to take any action to contest or resist any such action or proceeding or to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other order repealed, rescinded, or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date.

(b)               Control of Operations. Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Business prior to the Closing and (b) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operation of the Business.

(c)               R&W Insurance Policy. From and after the date of this Agreement, Parent shall use commercially reasonable efforts to bind the R&W Insurance Policy substantially in accordance with the form attached hereto as Exhibit C. The Company shall, and shall cause its representatives to, cooperate with Parent and execute and deliver such documents and take such actions as Parent may reasonably request in order to enable Parent to obtain the R&W Insurance Policy. On or prior to the Closing, Parent shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, as required under the terms of the R&W Insurance Policy.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE CLOSING

8.1              Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Party whose obligations to consummate the transactions contemplated hereby are subject thereto:

(a)               No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be threatened in writing, enacted, promulgated, entered or enforced by any court or other Governmental Authority which prohibits the consummation by the Parties of the transactions contemplated hereby.

(b)               HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(c)               Requisite Stockholder Approval and Appraisal Rights. This Agreement shall have been adopted by the Requisite Stockholder Approval in accordance with applicable Law and the Company’s Organizational Documents. Appraisal rights shall not have been asserted with respect to greater than five percent (5%) of the outstanding shares of Common Stock.

(d)               R&W Insurance Policy. Parent shall have obtained and bound the R&W Insurance Policy substantially in accordance with the form attached hereto as Exhibit C.

(e)               Consideration Shares. The Consideration Shares shall have been (i) conditionally approved for listing by the Toronto Stock Exchange, subject to satisfaction of the conditions contained in the conditional approval letter, and (ii) approved for listing by the New York Stock Exchange.

(f)                Warrant Amendment. The Company shall have entered into an amendment to the Warrants with the Required Holders (as defined in the Note & Warrant Purchase Agreement, dated March 15, 2013), substantially in accordance with the form attached hereto as Exhibit J, pursuant to which the Warrants shall be amended to eliminate the right to elect a Replacement Warrant (as defined in the Warrants).

8.2              Conditions Precedent to Obligations of Ultimate Parent, Parent and Merger Sub. The obligations of Ultimate Parent, Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:

(a)               Accuracy of Representations and Warranties; Performance of Covenants. Other than the Company Fundamental Representations, the representations and warranties of the Company contained in Article IV of this Agreement and any certificate or other writing delivered pursuant hereto (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). The representations and warrants of the Company contained in the Company Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall have received at the Closing a certificate from the Company, dated as of the Closing Date and executed by the Company, certifying satisfaction of the conditions set forth in this Section 8.2(a).

(b)               No Material Adverse Change. No event or events shall have occurred since the date of this Agreement which individually or in the aggregate constitutes a Material Adverse Change, other than those, if any, that result from actions or changes expressly permitted by, and the transactions contemplated by, this Agreement.

(c)               Release of Liens; Payoff Letters. The Company shall have obtained evidence of the release of all Liens on the assets and equity of the Company, other than Permitted Liens and Liens referenced in a payoff letter in respect of each item of Indebtedness of the Company set forth on Schedule 8.2(c) of the Disclosure Letter evidencing the aggregate amount of Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the payment of such Indebtedness on the Closing Date) (the “Indebtedness Payoff Amount”) and an agreement that, upon payment of the Indebtedness Payoff Amount specified in such payoff letter, all outstanding amounts owed to the Persons thereunder shall be repaid in full and that any Liens shall be released.

(d)               Escrow Agreement. The Escrow Agent and the Securityholder Representative shall have executed and delivered the Escrow Agreement.

(e)               280G Approval. Evidence reasonably satisfactory to Parent of (i) the approval of the Section 280G Payments by the Company Stockholders or (ii) if the approval of the Section 280G Payments was not obtained, pursuant to a payment waiver, such Section 280G Payments shall not be made or provided.

8.3              Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Securityholder Representative:

(a)               Accuracy of Representations and Warranties; Performance of Covenants. Other than the Parent Fundamental Representations, the representations and warranties of Ultimate Parent, Parent and Merger Sub contained in Article V of this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). The representations and warranties of the Parent contained in the Parent Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). Ultimate Parent, Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Ultimate Parent, Parent and Merger Sub on or prior to the Closing. The Securityholder Representative shall have received at the Closing a certificate from Ultimate Parent, Parent and Merger Sub, dated as of the Closing Date and executed by Ultimate Parent, Parent and Merger Sub, certifying satisfaction of the conditions set forth in this Section 8.3(a).

(b)               Escrow Agreement. The Escrow Agent and Parent shall have executed and delivered the Escrow Agreement.

8.4              Frustration of Closing Conditions. None of Ultimate Parent, Parent or Merger Sub, on the one hand, nor the Company or the Company Securityholders, on the other hand, may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE IX

CLOSING

9.1              Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a)               Board Resolutions. A copy of the resolutions of the Board of Directors of the Company, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by the Company of the transactions contemplated hereby;

(b)               Certificate. The certificate required by Section 8.2(a);

(c)               Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Delaware;

(d)               Reserved.

(e)               Escrow Agreement. The Escrow Agreement executed by the Securityholder Representative;

(f)                FIRPTA Certificate. A certification, under penalties of perjury, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in a form reasonably acceptable to the Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2) and written authorization for the Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company; provided, that, in the event the Company fails to deliver such certification, the sole recourse of Parent and Merger Sub shall be to withhold on payments of Merger Consideration as required by law to the extent that any recipient of Merger Consideration does not deliver an acceptable alternative certification exempting such recipient from withholding;

(g)               Reserved.

(h)             Contract Terminations. Evidence satisfactory to Parent that each of the Contracts listed on Schedule 9.1(h) of the Disclosure Letter have been terminated and are no longer in effect.

(i)                Rollover 83(b) Elections. Completed and executed copies of the elections to be filed with the IRS within twenty (20) days of the Closing Date by each of the Rollover Members under Section 83(b) of the Code with respect to the Consideration Shares confirming the issuance of the Consideration Shares does not constitute the receipt of any ordinary income by each such Rollover Member.

(j)               Consideration Shares Stock Powers. Stock powers executed by each of the Rollover Members in blank with respect to the Consideration Shares to secure the obligations set forth in Section 3.10 in the form attached hereto as Exhibit I (the “Stock Powers”).

9.2              Deliveries by Ultimate Parent, Parent and Merger Sub. Parent will deliver or cause to be delivered to the Securityholder Representative:

(a)               Merger Consideration. Payment of the Merger Consideration as provided in Sections 3.1(c), 3.1(d), and 3.1(e);

(b)               Board Resolutions. A copy of the resolutions of the Board of Directors of each of Ultimate Parent, Parent and Merger Sub, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by Parent and Merger Sub of the transactions contemplated hereby;

(c)               Certificate. The certificate required by Section 8.3(a);

(d)               Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to Parent issued by the Secretary of State of the State of Washington and Merger Sub issued by the Secretary of State of the State of Delaware; and

(e)               Escrow Agreement. The Escrow Agreement executed by Parent.

(f)                R&W Insurance. A copy of the R&W Insurance Policy.

ARTICLE X

POST CLOSING COVENANTS

10.1           Tax Covenants.

(a)              Parent shall prepare or cause to be prepared all Tax Returns of the Company due after the Closing Date (taking into account any extensions of the due date of such Tax Returns), which Tax Returns shall be filed on a timely basis. Parent shall pay and discharge (or cause to be paid and discharged) all Taxes shown to be due on such Tax Returns. To the extent that any Tax Returns of the Company filed after the Closing Date relate to any Pre-Closing Tax Period, such Tax Returns shall be prepared in a manner consistent with the past procedures and practices of the Company to the extent such procedures and practices comply with applicable Tax Law. At least thirty (30) days prior to the due date for any such Tax Return (taking into account any extension of such due date), Parent shall provide to the Securityholder Representative a draft of such Tax Return. The Securityholder Representative must provide any requested changes to Parent in writing within fifteen (15) days after receipt of such draft Tax Return. Parent shall, prior to filing, make any changes reasonably requested by the Securityholder Representative in writing in accordance with the preceding sentence and otherwise obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the Securityholder Representative to the filing thereof. Parent shall retain for the full period of any statute of limitations any records or information that may be relevant to any audit or any other administrative or judicial examination, proceeding or determination relating to Taxes arising in a Pre-Closing Tax Period.

(b)               Parent shall not, and shall not permit the Company to, (i) except with respect to the carryback of net operating losses and other tax attributes, amend, modify or refile, or allow to be amended, modified or refiled, any material Tax Return of the Company (in whole or in part) for any Pre-Closing Tax Period in a manner which has a negative cash Tax impact on the Company Securityholders, (ii) make or change any material Tax election on a Tax Return of the Company for any Pre-Closing Tax Period except as permitted in Section 10.1(a), (iii) change any annual accounting period, adopt or change any accounting method, or file any ruling or request with any Governmental Authority with respect to any Pre-Closing Tax Period, or (iv) make or enter into any “voluntary disclosure” or similar initiative with any taxing authority regarding any Tax or Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period (including any “voluntary disclosure” or similar initiative with a taxing authority with respect to filing Tax Returns or paying Taxes for any Pre-Closing Tax Period or Straddle Period in a jurisdiction in which the Company did not previously file Tax Returns or pay Taxes), without the prior written consent of the Securityholder Representative (which shall not be unreasonably withheld, conditioned or delayed).

(c)              All federal, state, local, and foreign transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the Merger shall be borne solely by Parent. Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)              All transactions of the Company not in the ordinary course of business occurring after the Closing on the Closing Date shall be treated for purposes of this Section 10.1, and, to the extent permitted by Tax Law, for purposes of filing all Income Tax Returns of the Parent, and the Company, as occurring on the day after the Closing Date.

(e)               In the case of any Straddle Period, the allocation of Taxes to the portion of the Straddle Period ending on or prior to the Closing Date (i) in the case of property (real or personal) Taxes or similar Taxes, shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such period prior to (and including) the Closing Date, and the denominator of which is the number of days in the entire period, both before and after the Closing Date; and (ii) in the case of Taxes assessed or based upon income, sales or receipts, shall be the amount of such Tax that would be payable if the Tax period in question closed on the Closing Date.

(f)                If and to the extent that any determination of the Company’s Tax liability, whether arising from audit, claim for refund, filing of a Tax Return for a Pre-Closing Tax Period, filing of an amended Tax Return, or otherwise, results in any refund or credit of Taxes paid by or attributable to the Company with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period (as determined pursuant to Section 10.1(e)) except to the extent such Tax refunds are specifically included in the calculation of Closing Working Capital and except for Tax refunds arising from the carryback of net operating losses or other tax attributes arising in a Post-Closing Tax Period, Parent shall cause the Company to pay any such refund or credit, and any interest received thereon, to the Stockholder Representative within ten (10) business days after Parent or the Company receives such refund or credit. Parent shall, at the reasonable request of Securityholder Representative, file or cause to be filed a claim for any refunds or equivalent amounts to which the Company Securityholders are entitled hereunder. Parent shall reasonably cooperate, and shall cause the Company to cooperate, with the Company Securityholders and Securityholder Representative in obtaining such refunds.

(g)               None of Parent, Merger Sub, the Company or any of their Affiliates shall make any election under § 338 or § 336(e) of the Code with respect to the transactions contemplated by this Agreement.

(h)               Parent and Merger Sub shall not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(i)                 All indemnification payments under Article XI shall be treated as adjustments to the Merger Consideration, unless otherwise required by a final determination of an applicable taxing authority.

(j)                 Any and all existing Tax sharing or similar agreements between the Company, on the one hand, and any Affiliate of the Company, on the other hand, shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, the Company shall not have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(k)               Parent agrees that any amounts to be paid pursuant to this Agreement that are treated as compensation for income tax purposes may be paid, at the Securityholder Representative’s direction, to the Company (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the Company’s payroll, less applicable withholding Taxes, and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made.

(l)                 Parent and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Securityholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any transfer taxes).

(m)             The Securityholder Representative will have the right to control, at the Company Securityholders’ sole expense, the audit of any Tax Return of the Company relating to a Pre-Closing Tax Period, including any disposition of such audit (but only to the extent the Securityholder Representative conducts the defense of such audit actively, diligently and in good faith); provided, that Parent will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and Parent’s consent (not to be unreasonably withheld or delayed) shall be required for any settlement of such audit by the Securityholder Representative. With respect to all other audits of Tax Returns of the Company, including any Tax audit that the Securityholder Representative does not elect to control, Parent will have the responsibility for, and the right to control the audit of, such Tax Returns, but, with respect to any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, the Securityholder Representative will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and the Securityholder Representative’s prior written consent (not to be unreasonably withheld or delayed) shall be required for any settlement by Parent. The provisions of this Section 10.1(m) shall take precedent over the comparable provisions contained in Article XI. Notwithstanding the foregoing, Parent will have the right to control, at the Parent’s sole expense, any and all parts of an audit of any Tax Return of the Company relating to the Consideration Shares; provided, that if Parent is entitled to control such audit pursuant to the foregoing sentence, Securityholder Representative shall have the right, at the Company Securityholders’ sole expense, to participate in (but not control) such audit and Parent shall not settle the audit without the prior written consent of the applicable Securityholder Representative, which such consent shall not be unreasonably withheld, delayed conditioned.

(n)               The Parties acknowledge and agree that the Consideration Shares are being paid by the Parent to the Rollover Members solely in exchange for the Rollover Members’ sale to the Parent of all or part of their respective Common Shares pursuant to Sections 3.1 and 3.10. The Parties further acknowledge and agree that Consideration Shares are being issued to the Rollover Members subject to the Restrictions described in Section 3.10 to protect the business value of the Company being acquired by the Parent. Each of the Rollover Members shall file elections under Section 83(b) of the Code with the IRS with respect to the Consideration Shares within twenty (20) days of the Closing Date confirming that the issuance of the Consideration Shares does not constitute the receipt of any ordinary income under Section 83 of the Code, consistent with the principles of IRS Revenue Ruling 2007-49, Situation 3. The Rollover Members shall provide written evidence to the Parent of the filing of such election with the IRS within twenty (20) days of the Closing Date. The Parent and the Rollover Members will take all positions consistent with, and shall not take any position inconsistent with, on all Tax Returns the Rollover Members’ receipt of the Consideration Shares constituting capital gains (subject to any ordinary income treatment required under applicable employment or other services related Tax rules applicable to the Options) on the Closing Date and shall further take all commercially reasonable efforts to otherwise confirm such treatment.

(o)              In the event of any dispute between Parent and the Securityholder Representative relating to any matter contained in this Section 10.1, the dispute shall be settled by the Accounting Firm in accordance with procedures analogous to those contained in Section 3.4.

10.2          Further Assurances. After the Closing, each of the Parties hereto shall, at the reasonable request of the other Party hereto and at such requesting Party’s expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

10.3          Director and Officer Liability and Indemnification.

(a)               For a period of six (6) years from and after the Closing, (i) to the fullest extent permitted by Law, all rights to indemnification, as provided in the Company’s Organizational Documents in effect on the Closing Date, in favor of the officers and directors of the Company who were officers and directors prior to the Closing (each, a “D&O Indemnified Person”) with respect to their activities on behalf of the Company in their capacities as such prior to the Closing, shall survive the Closing and shall continue in full force and effect for such period, and (ii) Parent shall not, and shall ensure that the Company does not, amend, alter, repeal or modify any provision in the Company’s Organizational Documents relating to the exculpation or indemnification of any officers and directors in any way that diminishes or adversely affects the indemnification or exculpation provided therein (except to the extent required by applicable Law) (the “D&O Indemnification Rights”); provided, that with respect to any claim for indemnification by any Parent Indemnified Parties under Article XI of this Agreement or other claims arising under this Agreement (the “Agreement Claims”), the D&O Indemnified Persons shall only be entitled to the D&O Indemnification Rights to the extent necessary to receive and maintain coverage under the Tail Policy and shall not otherwise be entitled to make any claim for indemnification for the Agreement Claims against any of Parent, the Company or any of their Affiliates by reason of the fact that such person was an employee, agent, director, manager and/or officer of the Company. Notwithstanding the foregoing, or anything else to the contrary set forth herein, in no event will the Company be responsible for any indemnification, hold harmless obligation, exculpation or other payment or reimbursement to any D&O Indemnified Person if and to the extent such amount is not payable pursuant to the Tail Policy (whether as a result of the scope of coverage provided thereunder, application of applicable deductibles thereunder, or the exhaustion of applicable policy limits).

(b)               At the Closing, Parent shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date, in an amount and scope at least as favorable, in the aggregate, as the Company’s existing policies, with respect to matters existing, occurring or arising at or prior to the Closing Date (the “Tail Policy”). Parent shall not, and shall cause the Company not to, cancel or change the Tail Policy in any material respect until the sixth (6th) anniversary of the Closing Date.

(c)               In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 10.3. The provisions of this Section 10.3 shall survive the consummation of the Merger and are expressly intended to benefit each of the D&O Indemnified Persons.

10.4            Employee Matters. During the period commencing at the Closing and ending on 12-month anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation to provide each employee who remains employed immediately after the Closing (“Continuing Company Employees”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) annual cash target bonus opportunities (excluding equity-based compensation, deferred compensation, change in control, severance and retention arrangements), if any, which are no less than the target bonus opportunities provided by the Company for tax year 2020; (iii) other employee benefits, including defined contribution retirement benefits and welfare benefits (but excluding any equity or equity-based compensation, defined benefit plan benefits, retiree medical or life benefits, deferred compensation, change in control, severance and retention benefits) that are no less favorable in the aggregate than those benefits provided by the Company immediately prior to the Closing, and (iv) coverage under vacation and sick leave policies that are no less favorable than the vacation and sick leave policies in effect for such Continuing Company Employees immediately prior to the Closing. Parent will indemnify the Company Securityholder Indemnified Parties from and against any Losses that may be incurred by them under the WARN Act arising on or after the Closing as a result of any action or omission of the Surviving Corporation occurring on or after the Closing. For purposes of participation of the Continuing Company Employees in a benefit plan of Parent or its Affiliates (including the Surviving Corporation) (a “Parent Benefit Plan”), each Continuing Company Employee shall be credited with all years of service for which such Continuing Company Employee was credited before the Closing Date under any analogous Employee Benefit Plans. In addition, and without limiting the generality of the foregoing: (i) each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans; (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Company Employee; and (iii) Parent shall cause any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents under an Employee Benefit Plan which is a welfare plan during the portion of the plan year of the Employee Benefit Plan ending on the date such Continuing Company Employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Parent Benefit Plan. Parent and the Surviving Corporation shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9.

10.5           R&W Insurance Policy. From and after the Closing, Parent shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner that is material and adverse to the Company Securityholders without the prior written consent of the Securityholder Representative.

10.6           Information and Reports. Upon the request of any Rollover Member, the Parent shall furnish to any Rollover Member so long as such Rollover Member owns Consideration Shares, promptly upon request, a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed or furnished by the Parent as such Rollover Member may reasonably request in connection with the sale of Consideration Shares without registration. Promptly upon the request of any Rollover Member, (i) the Parent shall deliver an opinion of counsel and any other necessary evidence of exemption to its transfer agent if required to remove any legend or confirm transferability of any Consideration Shares, and (ii) the Rollover Member will provide reasonable cooperation in connection therewith, including delivery by such Rollover Member of the usual and customary factual confirmations demonstrating the availability of Rule 144 under the Securities Act, in order to facilitate the timely preparation and delivery of certificates representing the Consideration Shares free of any restrictive legends to the extent provided under Sections 3.10, 6.4 and 6.5.

10.7          Protective Covenants. In consideration of the completion of the transactions contemplated by this Agreement, each Key Securityholders agrees, severally and not jointly, that during the period of five (5) years following the Closing Date (the “Restricted Period”), without the prior written consent of the Company, such Key Securityholder shall comply with the terms of this Section 10.7. Each Key Securityholder acknowledges that the promises and restrictive covenants such Key Securityholder is providing in this Agreement are reasonable and necessary to protect the legitimate interests of the Ultimate Parent and the Parent in the acquisition of the Company pursuant to this Agreement, including but not limited to the goodwill of the Company. The Parties agree that the provisions of this Agreement shall apply to all parts of the world where the Company or Ultimate Parent conducts business at any time. Each Key Securityholder acknowledges that the Business is national and international, rather than local, in scope. The Parties expressly understand and agree that the noncompetition provisions contained in this Agreement are reasonable, permissible and enforceable pursuant to the provisions of applicable Law.

(a)               Except as provided in the last two paragraphs of this Section 10.7(a), each Key Securityholder agrees that during the Restricted Period, such Key Securityholder shall not, directly or indirectly, as an owner, member, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, trustee or licensor, or in any other capacity whatsoever of or for provide services to (x) any Person, firm, partnership, company or corporation (other than the Ultimate Parent or any of its Affiliates) (each an “Entity”) that is principally engaged in the Business or (y) any division, group, subsidiary or any other subsection of an Entity (each a “Division”) if such Division is principally engaged in the Business (whether or not such Entity is engaged in the Business):

(i)                 own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, assist in the development efforts of or serve as an advisor to any business that competes with the Business;

(ii)               solicit, or attempt to solicit, the business or patronage of any of the clients, customers or suppliers of the Company for any business that competes with the Business; or

(iii)              lend or allow his name or reputation to be used by or otherwise allow his skill, knowledge or experience to be used by any business that competes with the Business.

Notwithstanding the foregoing, each Key Securityholder is permitted to own, individually up to a two percent (2%) interest in any publicly traded entity. For purposes hereof, competition with the Company shall be prohibited in any county in the State of Connecticut, each state in the United States and each country in the world where the Company conducts the Business. In addition, such Key Securityholder may work for a Division of an Entity that has another Division engaged in the Business so long as the Entity is not principally engaged in the Business and such Key Securityholder does not work in any way for the Division engaged in the Business.

Specifically, this Section 10.7(a) does not limit such Key Securityholder from collaboration with competitors of the Ultimate Parent or the Parent in the form of system integration, certification testing, joint customer deployments, co-marketing activities or any other activity that is in the normal course of business for a company engaged in the Business.

(b)               Each Key Securityholder further agrees that during the Restricted Period, such Key Securityholder shall not:

(i)                 directly or indirectly, personally or through others, solicit (on such Key Securityholder’s own behalf or on behalf of any other person, Entity or Division) any employee of the Ultimate Parent, the Parent or the Company to leave such employee’s employment with the Ultimate Parent, the Parent or the Company; or

(ii)               directly or indirectly, personally or through others, solicit any person or entity who both is at the time of such solicitation and was at the beginning of the Restricted Period a customer or client of the Company (a “Customer”) to obtain goods or services of the Business from any party other than the Ultimate Parent, the Parent, the Company, or its or their Affiliates.

(c)               The covenants contained in this Section 10.7 shall be each construed as a series of separate covenants, one for each county, city, state and country of any geographic area where the Business is carried on. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in Section 10.7(a) or Section 10.7(b), as the case may be. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(d)               Each Key Securityholder acknowledges that the restrictions set forth in this Agreement are reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate business interests of the Ultimate Parent and the Parent, which include but are not limited to, the Company’s trade secrets and other valuable confidential business information related to the Business, its substantial relationships with prospective or existing customers and suppliers related to the Business, and the goodwill associated with the Business. Each Key Securityholder hereby acknowledges and recognizes that the enforcement of any of the provisions in this Agreement may potentially interfere with such Key Securityholder’s ability to pursue certain areas of employment. Each Key Securityholder recognizes and agrees that the enforcement this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Ultimate Parent, the Parent and the Company.

(e)               No Key Securityholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as the Company maintained prior to the Closing.

(f)                The Parties agree that no amount of Purchase Price will be allocated to the covenants in this Section 10.7.

10.8            Confidentiality.

(a)               From the date hereof through the Closing Date (if the Closing occurs), the Company, the Securityholder Representative, the Ultimate Parent and Parent shall comply with, and shall cause its representatives to comply with, all of their obligations under the Confidentiality Agreement (in the case of each of the Securityholder Representative and the Parent, as if each of the Securityholder Representative and the Parent was party to, and bound by the use and nondisclosure obligations of, the Confidentiality Agreement) with respect to the information disclosed pursuant to this Section 10.8 or otherwise provided or obtained in connection with the transactions contemplated hereby, which Confidentiality Agreement will remain in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. If the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement and the obligations set forth therein shall continue in full force and effect in accordance with its terms.

(b)               From and after the Closing, the Securityholder Representative and each Company Securityholder agrees to maintain the confidentiality of and not disclose or use for any purpose any confidential, non-public and proprietary information in connection with the Company and its Business that has been furnished to it in its capacity as the Securityholder Representative or Company Securityholder, as applicable (“Confidential Information”) that is in such Person’s possession. Neither any Company Securityholder nor the Securityholder Representative will, and each Company Securityholder and the Securityholder Representative will cause its Affiliates, representatives, consultants and advisors not to, release or disclose any such Confidential Information to any Person other than Parent, the Merger Sub, the Company, and their authorized representatives and will not use any such information for any purpose other than for the benefit of the Company. Notwithstanding anything contained in this Section 10.8, the confidentiality obligations will not apply to information which (i) any such Person is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law; or (ii) can be shown to have been (A) generally available to the public other than as a result of a breach of any confidentiality obligations, (B) provided to such Person by a third party who properly obtained such information other than from the Company and without confidentiality restrictions or (C) independently developed without use of or reference to any Confidential Information.

(c)               The parties hereto acknowledge and agree that Company Securityholders may have investments in or may invest in, and/or may provide management advice to, companies that may be competitive with the Company and the restrictions in this Section 10.8 will in no way be construed to (i) prohibit or restrict a Company Securityholder’s ability to maintain, make or consider such investment or give such advice or (ii) prevent a Company Securityholder from purchasing, selling or otherwise exercising any rights in respect of any debt securities or other debt instruments issued by the Company, Ultimate Parent, Parent or its Affiliates subject to compliance with applicable Law.

(d)               The parties hereto acknowledge and agree that (i) Company Securityholders may analyze and invest in, or have general knowledge with respect to, securities, instruments, businesses and assets of companies in the same or similar line of businesses as the Company, (ii) the possession of Confidential Information may have enhanced such Company Securityholder’s general knowledge and understanding of the industry in which the Company operates in a way that cannot be separate or separated from such Company Securityholder’s other knowledge and (iii) this Section 10.8 shall not restrict the use of such overall general knowledge and understanding of such industry.

10.9           Publicity. Prior to the first to occur of the Closing Date and the termination of this Agreement pursuant to Article XII hereof, unless and to the extent required by applicable Law or the rules and regulation of any securities Laws or regulations or the rules of any securities exchange, neither the Company nor the Ultimate Parent, the Parent and Merger Sub shall, and shall not permit any of its representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). The Company and Parent will mutually agree with each other regarding the means by which any announcement to the Company’s employees, customers and suppliers of the transactions contemplated hereby, and Parent has the right to be present for any such communication. Following the Closing, unless and to the extent required by applicable Law or the rules and regulation of any securities Laws or regulations or the rules of any securities exchange, neither the Securityholders nor the Securityholder Representative, on the one hand, nor the Ultimate Parent, the Parent, Merger Sub and the Company, on the other hand, shall, and shall not permit any of their respective representatives to, issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written consent of the Securityholder Representative or the Parent, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

10.10         Accrued Bonuses. Parent shall, or shall cause the Affiliate of Parent employing Continuing Company Employees to, pay bonuses, net of requisite withholdings, in the aggregate gross amount equal to (x) the full amount of the employee bonus amount included in Closing Indebtedness, which amount shall be determined by multiplying (A) a fraction, the denominator of which is 365 and the numerator of which is the number of days from and including January 1, 2021 through the Closing Date, and (B) Six Hundred Forty Thousand U.S. Dollars ($640,000.00), plus (y) any additional amount payable to such Continuing Company Employees as determined by Parent based on a calculation of bonus for such employees consistent with the Company’s practice in determining and paying bonuses to such employees prior to Closing; provided, that the timing of the payment thereof shall be consistent with Parent’s practice for paying bonuses to Parent employees for calendar year 2021; and provided, further, that payment thereof shall be contingent on such Continuing Company Employee remaining employed by Parent or an Affiliate of Parent at the time of such bonus payment.

ARTICLE XI

INDEMNIFICATION

11.1          Survival of the Company’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations, warranties and covenants of the Company, the Securityholder Representative, the Rollover Members and the Company Securityholders contained in this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date and then terminate; provided, that (a) any fraud claims shall survive the Closing hereunder under until ninety (90) days following the expiration of the applicable statute of limitations, taking into account any tolling periods or extension, and then terminate, and (b) the covenants set forth in this Agreement shall survive in accordance with their respective terms or until the expiration of the applicable statute of limitations, as applicable (after which such covenant shall terminate). In addition, notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from for which a Claim Notice has been delivered by the Person seeking indemnification to the Person from whom indemnification is sought before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

11.2          Survival of Ultimate Parent’s, Parent’s and Merger Sub’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All of the representations, warranties and covenants of Ultimate Parent, Parent and Merger Sub contained in this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date and then terminate; provided, that (a) any fraud claims shall survive the Closing hereunder under until ninety (90) days following the expiration of the applicable statute of limitations, taking into account any tolling periods or extension, and then terminate, and (b) the covenants set forth in this Agreement shall survive in accordance with their respective terms or until the expiration of the applicable statute of limitations, as applicable (after which such covenant shall terminate). In addition, notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from for which a Claim Notice has been delivered by the Person seeking indemnification to the Person from whom indemnification is sought before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

11.3          Indemnification by the Company Securityholders. Subject to the limitations expressly set forth in this Article XI, from and after the Closing, the Company Securityholders and the Rollover Members (solely with respect to Section 11.3(c)), severally and not jointly, based on such Company Securityholder’s or Rollover Member’s pro rata share of the Merger Consideration, shall indemnify and hold harmless Ultimate Parent, Parent and Merger Sub and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Parent Indemnified Party”) from and against, and shall promptly pay to a Parent Indemnified Party or reimburse a Parent Indemnified Party for, any and all Losses sustained or incurred by any Parent Indemnified Party resulting from:

(a)               any breach of a representation or warranty made by the Company in Article IV of this Agreement or in any certificate delivered by the Company pursuant to Section 8.2(a); and

(b)               any breach of a covenant made by (i) the Company in this Agreement and to be performed by the Company prior to the Closing or (ii) a Company Securityholder in this Agreement; and

(c)               any breach of a representation or warranty made by such Rollover Member in Article V of this Agreement.

11.4          Indemnification by Parent. Subject to the limitations expressly set forth in this Article XI, Parent shall indemnify, defend and hold harmless the Company Securityholders, and their respective officers, directors, employees, agents, representatives (including the Securityholder Representative), successors and permitted assigns (each, a “Company Securityholder Indemnified Party”) from and against, and shall promptly pay to a Company Securityholder Indemnified Party or reimburse a Company Securityholder Indemnified Party for, any and all Losses sustained or incurred by such Company Securityholder Indemnified Party resulting from:

(a)               any breach of a representation or warranty made by Ultimate Parent, Parent or Merger Sub in this Agreement or in any certificate delivered by Ultimate Parent, Parent or Merger Sub pursuant to Section 8.3(a);

(b)               any breach of a covenant made by Ultimate Parent, Parent or Merger Sub in this Agreement; and

(c)               any action taken or omission made by Ultimate Parent, Parent or the Company following the Closing, or any breach of a covenant made by the Company in this Agreement and to be performed by the Company following the Closing.

The provisions of this Section 11.4 are expressly intended to benefit each Company Securityholder Indemnified Party.

11.5          Indemnification Procedure for Third-Party Claims. In the event that, subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, the issuance of any order or the commencement of any action or proceeding by any Person who is not a Party to this Agreement or an Affiliate of a Party, including any Governmental Authority (a “Third-Party Claim”), against such Indemnified Party, for which a Party is or may be required to provide indemnification under this Agreement, the Indemnified Party shall give written notice thereof to the indemnifying party (or, if the Indemnified Party is a Parent Indemnified Party, the Securityholder Representative) (such indemnifying party or the Securityholder Representative, as applicable, an “Indemnifying Party”), together with a statement of any and all available information regarding such Third-Party Claim, promptly but in any event within fifteen (15) days after learning of such Third-Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such Third-Party Claim). The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the applicable Indemnifying Parties are actually prejudiced by such delay or failure, in which case the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claim Notice been timely given. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt from the Indemnified Party of notice of such Third-Party Claim, to conduct at its expense the defense against such Third-Party Claim; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim if (a) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Parties in connection with the defense of such Third-Party Claim, (b) in the case of a Parent Indemnified Party, the Third-Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, if in the reasonable judgment of the Parent Indemnified Party (which may be asserted at any time) the Indemnifying Party’s defense of such Third-Party Claim would reasonably be expected to materially and adversely impact the Parent Indemnified Party’s (or the Company’s) existing or proposed relationship with such supplier or customer, (c) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party as the primary form of relief in such claim, (d) the Third-Party Claim seeks a finding or admission of a criminal violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (e) the assumption of defense of the Third-Party Claim by the Indemnifying Party is reasonably likely to cause a Parent Indemnified Party to lose coverage under the R&W Insurance Policy, or (f) a Parent Indemnified Party or the insurer is required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy. In the event that the Indemnifying Party elects to conduct the defense of the subject Third-Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it. The Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing, provided that the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof. Without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not enter into any settlement of any Third-Party Claim or cease to defend against such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third-Party Claim to the extent such claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially interfere with the business of the Indemnified Party, or in a proceeding to which the Indemnifying Party is also a party and joint representation would be inappropriate. If an offer is made to settle a Third-Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.5 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. Notwithstanding anything contained herein to the contrary, no Indemnified Party shall settle any Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

11.6           Indemnification Procedure for Direct Claims. If a claim for Losses (a “Claim”) is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Claim Notice”) to the Securityholder Representative if the Claim Notice is being given by a Parent Indemnified Party and to Parent if the Claim Notice is being given by a Company Securityholder Indemnified Party, in each case, within a reasonable time after such Indemnified Party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought under Sections 11.1 or 11.2, which Claim Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the applicable Indemnifying Parties are actually prejudiced by such delay or failure, in which case the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claim Notice been timely given. The Indemnifying Party and its professional advisors shall have a thirty (30) day period to investigate the matter or circumstance alleged to give rise to the Claim Notice, and whether and to what extent any amount is payable in respect of the Claim Notice and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonably requested information in the possession of the Indemnified Party with respect to such Claim Notice upon prior written notice and during normal business hours as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party fails to respond within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have rejected such Claim Notice, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the applicable Indemnifying Parties dispute their liability with respect to such Claim or the estimated amount of such Losses pursuant to this Section 11.6 within thirty (30) days following receipt of such Claim Notice, the parties shall attempt in good faith to resolve such dispute; provided, that if such dispute has not been resolved within thirty (30) days following receipt of such dispute of the Claim Notice, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with Article XIII.

11.7          Calculation of Losses.

(a)               The amount of any Losses payable under this Article XI by the Indemnifying Party shall be net of (i) any amounts actually recovered or recoverable by the Indemnified Party under applicable insurance policies (including the R&W Insurance Policy) or from any other Person alleged to be responsible therefor, calculated after giving effect to any applicable deductible or retention and any costs of recovery, including actual and anticipated premium increases (retroactive or otherwise), any reimbursement obligation and any other cost related to the applicable insurance claim, and (ii) the reduction in Taxes actually realized by the Indemnified Party or any Affiliate thereof arising from the incurrence or payment of any such Losses. If the Indemnified Party or any Affiliate thereof receives any amounts under applicable insurance policies (including the R&W Insurance Policy), or from any other Person alleged to be responsible for any Losses or actually realizes a reduction in Taxes attributable to a Loss, subsequent to an indemnification payment by the Indemnifying Party, in each case that was not taken into account under the immediately preceding sentence, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred or reduction in Taxes actually realized by such Indemnifying Party in connection with providing such indemnification payment up to the amount actually received or realized by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor provided, that, for the avoidance of doubt, the Parent Indemnified Party is not required to assert any claims against the R&W Insurance Policy to the extent such claims are expressly excluded by the terms of the R&W Insurance Policy. Any reductions in Taxes taken into account under this Section 11.7(a) shall be deemed to equal twenty-five percent (25%) multiplied by the amount of Tax deductions recognized (or reasonably expected to be recognized) by the Indemnified Party or Affiliate thereof.

(b)               The Indemnifying Party shall not be liable under this Article XI for any (i) Losses relating to any matter to the extent that there is included in the Statements or the Most Recent Financial Statements a specific liability or reserve relating to such matter or (ii) Losses for which the Indemnified Party had otherwise been compensated pursuant to the adjustments to the Merger Consideration pursuant to Section 3.4. No Indemnifying Party shall be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision. A Parent Indemnified Party shall have no right to any indemnification for Losses consisting of or relating to Taxes with respect to any taxable period, or the portion of thereof, beginning after the Closing Date as a result of any breach of the representations and warranties set forth in Section 4.9 (Tax Matters).

(c)               An Indemnified Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate and otherwise minimize its Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

11.8          Limitation on Indemnities.

(a)               Notwithstanding anything to the contrary contained herein, (i) the Parent Indemnified Parties will not be entitled to indemnification for Losses pursuant to a claim under Sections 11.3(a) or 11.3(c) unless and until it has been finally determined that the Parent Indemnified Parties have incurred Losses otherwise recoverable pursuant to Sections 11.3(a) or 11.3(c) (after giving effect to the limitations contained in this Agreement) in excess of Eight Hundred Seventy Five Thousand U.S. Dollars ($875,000) in the aggregate (the “Deductible Threshold”), after which, subject to the other limitations contained in this Agreement, the Parent Indemnified Parties shall be entitled to recover only Losses in excess of the Deductible Threshold; and (ii) the Company Securityholder Indemnified Parties will not be entitled to indemnification for Losses pursuant to a claim under Section 11.4(a) unless and until it has been finally determined that the Company Securityholder Indemnified Parties have incurred Losses otherwise recoverable pursuant to Section 11.4(a) (after giving effect to the limitations contained in this Agreement) in excess of the Deductible Threshold, after which, subject to the other limitations contained in this Agreement, the Company Securityholder Indemnified Parties shall be entitled to recover only Losses in excess of the Deductible Threshold.

(b)               For purposes of this Article XI, when determining the amount of Losses suffered by an Indemnified Party as a result of, or whether there occurred, any breach or inaccuracy of a representation or warranty that is qualified or limited in scope as to materiality or Material Adverse Effect or similar qualification, such representation or warranty shall be deemed to be made without such qualification or limitation.

(c)               Subject to the other limitations imposed by this Article XI including the Deductible Threshold (to the extent applicable):

(i)                 all indemnification claims under Section 11.3 (other than as set forth in Section 11.8(c)(ii)): (A) shall first by paid and satisfied from the Indemnity Escrow Funds, and (B) shall then be paid and satisfied exclusively from the R&W Insurance Policy; and

(ii)              all indemnification claims under Sections 11.3(a) or 11.3(c) as a result of fraud or under Section 11.3(b) as a result of breach of Sections 10.7 (Protective Covenants) or 10.8 (Confidentiality): (A) shall first be paid and satisfied from the Indemnity Escrow Funds, (B) shall then be paid and satisfied from the R&W Insurance Policy, and (C) to the extent (1) such claims are expressly excluded from the R&W Insurance Policy, (2) such claims are otherwise not recoverable under the R&W Insurance Policy after the Parent Indemnified Party has satisfied its obligations in Section 11.7(a), or (3) the underlying Losses of such claims exceed the amounts recoverable under the R&W Insurance Policy, shall then be paid and satisfied directly from the Company Securityholder or Rollover Member that committed such fraud or breach. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in no event shall any Company Securityholder or Rollover Member be liable for any fraud of, or breach or violation of any covenant or agreement by, any other Company Securityholder or Rollover Member.

11.9          Exclusive Remedy. Ultimate Parent, Parent and Merger Sub, on the one hand, and the Company Securityholders and the Securityholder Representative, on the other hand, acknowledge and agree that, if the Closing occurs, its sole and exclusive remedy following the Closing with respect to any breach of any representation, warranty, covenant or agreement by the other party hereto, and with respect to any and all claims relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Article XI and under the R&W Insurance Policy, except in the case of actions (a) arising out of fraud or (b) for an injunction or other equitable relief as may be available to such party under applicable Law or pursuant to Section 13.15. EACH OF ULTIMATE PARENT, PARENT AND MERGER SUB, ON BEHALF OF THE PARENT INDEMNIFIED PARTIES AND THE SECURITYHOLDER REPRESENTATIVE ON BEHALF OF THE COMPANY SECURITYHOLDERS, (I) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, (II) ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS, AND (III) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. Notwithstanding the foregoing, nothing herein will limit (a) the right of Parent to assert a claim against the R&W Insurance Policy or (b) the right of any party to seek injunctive or equitable relief for any breach or threatened breach of any covenant in this Agreement.

11.10      R&W Insurance Policy. Except as set forth in Section 11.8(c), the Parent Indemnified Parties acknowledge and agree that: (i) the Parent Indemnified Parties shall not be paid any amounts under this Agreement with respect to Losses in excess of the Indemnity Escrow Funds, and (ii) accordingly once the Indemnity Escrow Funds are exhausted, the sole recourse and remedy of the Parent Indemnified Parties for indemnification under this Agreement shall be made against and, to the extent of, the R&W Insurance Policy. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, PARENT, ON BEHALF OF ITSELF AND THE OTHER PARENT INDEMNIFIED PERSONS, ACKNOWLEDGES AND AGREES THAT THE FOREGOING SHALL CONTINUE TO APPLY IF (i) THE R&W INSURANCE POLICY IS REVOKED, CANCELLED OR MODIFIED, OR EXPIRES, IN ANY MANNER; (ii) ANY CLAIM MADE AGAINST THE R&W INSURANCE POLICY IS DENIED BY THE INSURER; OR (iii) ALL AMOUNTS PERMITTED TO BE RECOVERED AGAINST THE R&W INSURANCE POLICY HAVE BEEN RECOVERED.

11.11         Distribution of Indemnification Escrow Fund. On or prior to the twelve (12) month anniversary of the date hereof (the “Escrow Termination Date”), the Securityholder Representative and Parent shall execute and deliver a joint written notice instructing the Escrow Agent to release to the Company Securityholders, in each case, as of immediately prior to the Effective Time (or to the Surviving Corporation, its payroll processor or the Paying Agent for further distribution to such Company Securityholders as applicable), payable in accordance with such Company Securityholder’s Per Share Portion an amount of cash equal to (i) the dollar amount of the then-remaining Indemnity Escrow Funds, less (ii) the amount necessary to satisfy any unsatisfied claims specified in any written claim made pursuant to Article XI duly delivered to the Securityholder Representative on or prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date (“Pending Claims”). From time to time after the resolution of any Pending Claim for which a portion of the Indemnity Escrow Funds was withheld, and after any release of cash from the Indemnity Escrow Fund to Parent or any Indemnified Party in accordance with this Article XI to satisfy such Pending Claims, the Securityholder Representative and Parent shall, as promptly as practicable (and in any event within two (2) Business Days) thereafter execute and deliver a joint written notice instructing the Escrow Agent to release an amount of cash equal to the amount withheld for such Pending Claim in respect of such resolved Pending Claim and not released to an Indemnified Party to Securityholders, in each case, as of immediately prior to the Effective Time (or to the Surviving Corporation, its payroll processor or the Paying Agent for further distribution to such Securityholders as applicable), payable in accordance with such Company Securityholder’s Per Share Portion.

ARTICLE XII

TERMINATION

12.1          Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)               Parent and the Company may terminate this Agreement by mutual written agreement at any time prior to the Closing;

(b)               Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Parent has notified the Company of the breach and, if curable, the breach has continued without cure for a period of thirty (30) days after the notice of such breach, or (B) if the Closing shall not have occurred on or before December 31, 2021 (the “Outside Date”), by reason of the failure of any condition precedent under Section 8.1 or Section 8.2 hereof to be satisfied or waived (unless the failure results primarily from Ultimate Parent or Parent breaching any representation, warranty or covenant contained in this Agreement); and

(c)               The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Ultimate Parent, Parent or Merger Sub has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Company has notified Parent of the breach and, if curable, the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before the Outside Date, by reason of the failure of any condition precedent under Section 8.1 or Section 8.3 hereof to be satisfied or waived (unless the failure results primarily from the Company breaching any representation, warranty or covenant contained in this Agreement).

12.2           Effect of Termination. If any Party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in willful breach); provided, that (i) Section 10.8(a), and the Confidentiality Agreement referred to therein, shall survive the termination of this Agreement for a period of three (3) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall automatically be amended to be extended until the end of such three (3)-year period) and (ii) no such termination shall relieve any Party of any liability or damages resulting from any fraud or willful or intentional breach by that Party of its covenants or other obligations under this Agreement to be performed prior to the Closing Date.

ARTICLE XIII

MISCELLANEOUS

13.1            Expenses. Except as set forth herein, each of Ultimate Parent, Parent, Merger Sub, the Company and the Securityholder Representative will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, Parent shall pay all costs associated with the R&W Insurance Policy, including the premiums together with all taxes and application, underwriting or similar or other fees or expenses in connection with the R&W Insurance Policy.

13.2            No Third-Party Beneficiaries. Except as otherwise set forth herein, this Agreement and its provisions are for the sole benefit of the Parties to this Agreement, the Parent Indemnified Parties, the Company Securityholder Indemnified Parties, the Company Securityholders and the D&O Indemnified Persons and their respective successors and permitted assigns and shall not confer any rights or remedies upon any Person.

13.3            Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Escrow Agreement and the other documents referred to herein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.4          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Securityholder Representative and the Company.

13.5          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement

13.6          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7          Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) if sent by electronic mail, when received if received before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, in each case addressed to the intended recipient as set forth below, provided that notices to the Securityholders’ Representative shall be delivered solely by facsimile or email:

(a)               If to Ultimate Parent, Parent, Merger Sub or the Company (after the Closing), addressed to it at:

Ritchie Bros. Auctioneers Incorporated

9500 Glenlyon Parkway

Burnaby, BC V5J 0C6

Email:   dwatt@ritchiebros.com

Attention:  Darren Watt

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

50 South Sixth Street

Suite 1500

Minneapolis, Minnesota 55402-1498

Email:   Bercaw.Chris@dorsey.com

Attention:  C. Christopher Bercaw

(b)               If to the Company (prior to the Closing), addressed to it at:

SmartEquip, Inc.

20 Glover Avenue, 5th Floor

Norwalk, CT 06850

Telephone: 203-659-1068

Email:   tjones@smartequip.com

Attention:  Theresa Jones

With a copy to (which shall not constitute notice):

Robinson & Cole LLP

1055 Washington Blvd.

Stamford, CT 06901

Telephone: (203) 462-7576

Email:   scooper@rc.com

Attention:  Stephen E. Cooper

(c)               If to the Securityholder Representative, addressed to it at:

Fortis Advisors LLC

Fax: (858) 408-1843

Email:   notices@fortisrep.com

Attention:  Notice Department:

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 13.7.

13.8          Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort, statute, or otherwise) or other matter that may result from, arise out of, be in connection with or relating to this Agreement and the transactions contemplated hereby, or the negotiation, administration, performance, or enforcement of this Agreement or the transactions contemplated hereby, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation, warranty, covenant, or agreement made in or in connection with this Agreement or the transactions contemplated hereby (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, including its statute of limitations (without giving effect to any choice of law or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction).

13.9          Consent to Jurisdiction and Service of Process. The Parties to this Agreement submit to the exclusive jurisdiction of the courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have jurisdiction, any other federal or state court in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon Parent or the Securityholder Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 13.7.

13.10      Waiver of Jury Trial. Each Party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.10.

13.11      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Securityholder Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding the foregoing, any amendment, supplement, waiver or other modification, in each case that adversely impacts the rights or obligations of any Rollover Member in his capacity as a Rollover Member, also requires the written consent of such Rollover Member

13.12      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

13.13      Construction; Disclosure. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. Each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent reasonably apparent on the face of such disclosures that such information applies to such other section. The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

13.14      Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

13.15      Specific Performance. The Parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at Law or in equity. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

13.16      Company Securityholder Representative.

(a)               Designation. The Securityholder Representative is hereby authorized to serve as the Securityholder Representative of each Company Securityholder with respect to the matters expressly set forth in this Agreement, the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement and the Securityholder Representative Agreement to be performed by the Securityholder Representative, and the Securityholder Representative, by its signature to this Agreement, agrees to serve in such capacity.

(b)               Authority. Each Company Securityholder, by his, her or its acceptance of any portion of the Merger Consideration, irrevocably appoints the Securityholder Representative as the exclusive agent, proxy and attorney-in-fact for such Company Securityholder for all purposes of this Agreement, the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement and the Securityholder Representative Agreement (including the full power and authority on such Company Securityholder’s behalf (a) to consummate the transactions contemplated herein, (b) to pay such Company Securityholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), (c) to make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (d) to distribute any funds payable by Parent hereunder which are for the account of the Company Securityholders, (e) to deduct and/or hold back any funds which may be payable to any Company Securityholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Securityholder hereunder, (f) to resolve or settle any indemnification claim made by any Parent Indemnified Party against the Indemnity Escrow Fund, (g) to endorse and deliver any certificates or instruments representing the Common Shares and execute such further instruments of assignment as Parent shall reasonably request, (h) to execute and deliver on behalf of such Company Securityholder any amendment to the terms hereof, (i) to take all other actions to be taken by or on behalf of such Company Securityholder in connection herewith, (j) to retain funds for reasonably anticipated expenses and liabilities, and (k) to do each and every act and exercise any and all rights which such Company Securityholder or the Company Securityholders collectively are permitted or required to do or exercise under this Agreement, the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement or the Securityholder Representative Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein, in the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement and in the Securityholder Representative Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any other ancillary agreement, schedule, exhibit or the Disclosure Letter. Each Company Securityholder further agrees that he, she or it shall promptly reimburse the Securityholder Representative for his, her or its allocable share of any Securityholder Representative Expenses. Such Securityholder Representative Expenses may be recovered first, from the Expense Funds, second, from any distribution of the Escrow Funds otherwise distributable to the Company Securityholders at the time of distribution, and third, directly from the Company Securityholders.

(c)               Binding Effect. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Funds. All actions taken by the Securityholder Representative under this Agreement, the Rollover Escrow Agreement, the Escrow Agreement, the Make Whole Agreement or the Securityholder Representative Agreement shall be binding upon each Company Securityholder and such Company Securityholder’s successors as if expressly confirmed and ratified in writing by such Company Securityholder, and all defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement or the Securityholder Representative Agreement are waived.

(d)               Exculpation.

(i)                 Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) shall incur any liability to any Company Securityholder or other Person by virtue of the failure or refusal of the Securityholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, under the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement or under the Securityholder Representative Group or any of its omissions or actions with respect thereto. For the avoidance of doubt, Parent and Merger Sub shall be entitled to rely on the acts, to the extent authorized hereunder, of the Securityholder Representative.

(ii)              The Company Securityholders shall indemnify, defend and hold harmless the Securityholder Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Securityholder Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Securityholder Representative Agreement.

(iii)            The Securityholder Representative shall have no obligations to make any payments, including on behalf of any Company Securityholder or any other Person. Parent agrees that it will not look to the personal assets of the Securityholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Company Securityholders. The Company Securityholders will jointly and severally indemnify the Securityholder Representative from any Losses arising out of its serving as the Securityholder Representative hereunder.

(iv)             The Company Securityholders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Rollover Escrow Agreement, the Make Whole Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions.

(v)               The Securityholder Representative may resign at any time and may be removed or replaced by the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(vi)             The Securityholder Representative shall be entitled to: (i) rely upon the Securityholder Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

13.17         Waiver of Conflicts; Privilege.

(a)               Robinson & Cole LLP (“R&C”) has acted as counsel to the Company, certain Securityholders, and the Securityholder Representative (collectively, the “Company Parties” and each a “Company Party”) in connection with this Agreement, the Merger and the other transactions contemplated hereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, Parent or any of its Affiliates (including the Surviving Corporation). Only the Company Parties shall be considered clients of R&C in the Acquisition Engagement. R&C shall be permitted, without the need for any future waiver or consent, to represent any of the Securityholders (including former Securityholders) or the Securityholder Representative after the Closing in connection with any Relevant Matter, including any disagreement or dispute, and may, in connection therewith, represent the representatives of any such Securityholders (including former Securityholders) or the Securityholder Representative, in any Relevant Matter, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, the Surviving Corporation, any Indemnified Party, or any of their respective representatives.

(b)               The Parties acknowledge and agree that (i) all communications between R&C, on the one hand, and the Company, any Indemnifying Party, the Securityholder Representative, or any of their respective representatives, on the other hand, and (ii) work files or work product of R&C, in each case of clauses (i) and (ii), made in connection with the Acquisition Engagement or any Relevant Matter, which immediately before the Closing would be deemed to be an attorney-client privileged communication or privileged work product of R&C and would not be subject to compelled disclosure to Parent or any other Person as a result of such communication being an attorney-client privileged communication, privileged work product, or otherwise privileged in nature (“Relevant Privileged Materials”), shall continue after the Closing to be attorney-client privileged communications, privileged work product, or other privileged material of the Surviving Corporation with R&C and otherwise privileged in nature, as applicable. Notwithstanding the foregoing, none of the Indemnified Parties or any of their representatives shall (i) seek to admit into evidence any of the Relevant Privileged Materials in connection with any dispute concerning the Acquisition Engagement or any Relevant Matter, including in respect of any indemnification claims, between any Indemnifying Party or the Securityholder Representative, on the one hand, and any Indemnified Party, on the other hand, or (ii) otherwise review or otherwise access any Relevant Privileged Materials without the written consent of R&C and the Securityholder Representative. R&C shall have no duty whatsoever to reveal or disclose any Relevant Privileged Materials to Parent or any of its Affiliates, including the Surviving Corporation, or any of their respective representatives by reason of any attorney-client relationship between R&C and the Company or otherwise; provided that, to the extent any communication is both related and unrelated to the Acquisition Engagement, R&C shall provide (and the Securityholder Representative, for and on behalf of the other Company Parties, shall instruct R&C to provide) appropriately redacted versions of such Relevant Privileged Materials to Parent or its Affiliates, including the Surviving Corporation to the extent reasonably requested by Parent.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

ULTIMATE PARENT:

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Name: Ann Fandozzi
Title: Chief Executive Officer

PARENT:

RITCHIE BROS. HOLDINGS INC.

By:	/s/ Darren Watt
Name: Darren Watt
Title: Director

MERGER SUB:

LEGO MERGER SUB, INC.

By:	/s/ Darren Watt
Name: Darren Watt
Title: President

Signature Page – Agreement and Plan of Merger

COMPANY:

SMARTEQUIP, INC.

By:	/s/ Brian T. Rich
Name: Brian T. Rich
Title: Executive Chairman

Signature Page – Agreement and Plan of Merger

ROLLOVER MEMBERS:

By:	/s/ Bryan Rich
Name: Bryan Rich

By:	/s/ Alexander Schuessler
Name: Alexander Schuessler

By:	/s/ Fernando Pinera
Name: Fernando Pinera

Signature Page – Agreement and Plan of Merger

KEY SECURITYHOLDERS:

By:	/s/ Bryan Rich
Name: Bryan Rich

By:	/s/ Alexander Schuessler
Name: Alexander Schuessler

By:	/s/ Fernando Pinera
Name: Fernando Pinera

By:	/s/ Theresa Jones
Name: Theresa Jones

By:	/s/ Ron Piccolo
Name: Ron Piccolo

Signature Page – Agreement and Plan of Merger

SECURITYHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director